SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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NATIONAL INTERSTATE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Preliminary Copy, Subject to Completion

3250 Interstate Drive

Richfield, Ohio 44286

Notice of Annual Meeting of Shareholders

and Proxy Statement

To Be Held On May 2, 2013

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Thursday, May 2, 2013 at 9:00 AM, Eastern Time, at 3250 Interstate Drive, Richfield, Ohio. At the meeting, we will report on our operations and you will have an opportunity to meet our directors and executives.

This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates, provides information about the director candidates and discusses our executive compensation information.

Our Board of Directors recommends that shareholders elect the six nominees described in this Proxy Statement and listed on the white proxy card.

We have received notice that Alan R. Spachman, one of our current Directors, has nominated one additional candidate for election to our Board of Directors. You may receive communications from or on behalf of Mr. Spachman, asking you to return an alternative proxy card supporting his nominee. Nevertheless, we ask that you please return the enclosed white proxy card. Only the latest dated proxy card that you submit will be counted.

All shareholders are important to us. We want your shares to be represented at the meeting and urge you to vote by promptly returning a properly completed white proxy form.

Sincerely,

David W. Michelson
President and Chief Executive Officer

Richfield, Ohio

April [—], 2013

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF NATIONAL INTERSTATE CORPORATION

Date:	Thursday, May 2, 2013

Time:	9:00 AM Eastern Time

Place:	3250 Interstate Drive Richfield, Ohio 44286

Purpose:	1. Elect as directors six Class I nominees named in the Proxy Statement and recommended by the Board of Directors

2. Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm

3. Advisory vote on the approval of executive compensation (Say on Pay)

4. Approval of amendment to our Long Term Incentive Plan to increase the number of shares reserved for issuance under the plan

5. Conduct other business if properly raised

Record Date:	March 8, 2013—Shareholders registered in our records or our agents’ records on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this Proxy Statement and accompanying WHITE proxy form is April [—], 2013.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 2, 2013:

The Proxy Statement, WHITE proxy card and Annual Report on Form 10-K for the year ended December 31, 2012 are available at our “Investor Relations” internet website at http://invest.NATL.com

Your vote is important

Whether or not you attend the meeting, you may vote by mailing a signed WHITE proxy card, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy in writing at any time before the vote is taken at the meeting by submitting a later-dated proxy card.

We make available, free of charge on our website, all of our filings that are made electronically with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our investor relations website (http://invest.natl.com) and click on the “Financial Information” tab at the right. Copies of our Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements and schedules, filed with the Securities and Exchange Commission, are also available without charge to shareholders upon written request addressed to:

Gary N. Monda

Vice President

National Interstate Corporation

3250 Interstate Drive

Richfield, Ohio 44286

GENERAL INFORMATION

This statement is furnished in connection with the solicitation of proxies for use at our Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time, on Thursday, May 2, 2013, at 3250 Interstate Drive, Richfield, Ohio 44286, and at any adjournment or postponement thereof. This statement, our Annual Report to Shareholders for the fiscal year ended December 31, 2012, and the accompanying white proxy will be sent to shareholders on or about April [—], 2013.

We have received notice that Alan R. Spachman, one of our current directors, has nominated one additional candidate for election to the Board of Directors. You may receive communications from or on behalf of Mr. Spachman asking you to return an alternative proxy card supporting his nominee. Nevertheless, we ask that you please return the enclosed white proxy card. Only the latest dated proxy card that you submit will be counted.

Record Date; Shares Outstanding

As of March 8, 2013, the record date for determining shareholders entitled to notice of and to vote at the meeting, we had 19,685,999 common shares deemed outstanding and eligible to vote. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting, except as to Proposal No. 4, with respect to which abstentions will count as votes “AGAINST” the proposal.

Cumulative Voting

Under the Ohio General Corporation Law, subject to the requirements described below, shareholders have the right to exercise cumulative voting in the election of directors. If properly invoked, cumulative voting would apply only to the election of directors. Shareholders have one vote per share on all other matters. Nominees who receive the greatest number of votes will be elected.

Under the Ohio General Corporation Law, if a shareholder desires cumulative voting for election of directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of our Company at least 48 hours before the Annual Meeting. The notice must state that the shareholder desires that the voting at the election of directors be cumulative. As of the date of this Proxy Statement, we have not received a notice from any shareholder of his, her or its intention to invoke cumulative voting. If we receive such notice at least 48 hours before the Annual Meeting, we will announce it by issuing a press release.

For voting at the election of directors to be cumulative, an announcement of the Company’s receipt of the shareholder’s intent to exercise cumulative voting rights must be made when the Annual Meeting is convened by the Chairman of the Board, the Secretary or by or on behalf of a shareholder giving proper notice. Each shareholder that has delivered proper notice, if any, will be eligible to make the requisite announcement at the meeting and trigger cumulative voting. However, we cannot predict whether any eligible shareholder will submit a notice of cumulative voting at least 48 hours before the meeting or, if so submitted, whether any shareholder will make such an announcement. In some instances, an eligible shareholder will elect not to make such an announcement (even after having earlier given proper notice) for reasons of the shareholder’s own choosing.

Even if following the submission of the shareholder notice of cumulative voting, no eligible shareholder elects to make an announcement and trigger cumulative voting, our Chairman of the Board or Secretary may make such an announcement at the meeting if we so choose. We have not yet made a determination as to whether our Chairman of the Board or our Secretary will do so if the circumstance arises. Our determination as to whether we will make such an announcement and trigger cumulative voting in such circumstances will depend on which method of voting we believe will result in the election of the greatest number of the nominees for directors recommended by the Board of Directors and named in this Proxy Statement based on the proxies that we receive before the Annual Meeting.

For the reasons stated above, it is unknown at this time whether cumulative voting will be in effect at the Annual Meeting. If a proper notice is timely received and properly announced at the meeting, each shareholder will have cumulative voting rights. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees, as the shareholder desires. For example, if a shareholder owns 100 common shares of the Company, because there are six directors to be elected at the Annual Meeting, the shareholder may allocate 600 “FOR” votes (six times 100) to one director nominee or distribute such votes among two or more of the directors to be voted on at the Annual Meeting as the shareholder sees fit. Shareholders may not, however, cumulate their votes against a nominee. If cumulative voting is properly invoked and you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold your shares through a bank or broker, you should contact your bank or broker. If you submit the proxy card cumulating the votes for one or more nominee(s) but cumulative voting is not properly invoked at the Annual Meeting, your cumulative voting instructions will be disregarded.

If cumulative voting is properly invoked for the election of directors and you return a proxy card without giving specific voting instructions as to cumulative voting, the proxy holders intend, unless otherwise instructed in any proxy, to vote all proxies received by them in such manner in accordance with cumulative voting as will assure the election of as many of our nominees named in this Proxy Statement as possible. If cumulative voting is properly invoked, votes will be cumulated in accordance with the best judgment of the proxy holders in order to elect as many of Messrs. Consolino, Larson, Gruber, Schwegman, Michelson and Elliott as possible, in that order, except that none of your votes will be cast for any director nominee as to whom you instruct that your votes be withheld. This means that if you vote for our six nominees named in this Proxy Statement and then cumulative voting is invoked, the proxy holders may exercise their discretion to cumulate votes in such a manner that may result in your vote for fewer than our six nominees. If cumulative voting is invoked and if authority to vote for any of our nominees is withheld in any proxy, the proxy holders will, unless otherwise instructed in such proxy, vote the shares represented by such proxy, in their discretion, cumulatively, but not necessarily equally, for our other nominees. We have been notified that Great American Insurance Company (“GAIC”), our largest shareholder holding approximately 52% of our voting power, has not determined how it will vote its shares if cumulative voting is invoked for the meeting.

Proxies and Voting Procedures

Solicitation of proxies through the mail, in person, by telephone, by press releases, through internet, by electronic means and otherwise is conducted by management at the direction of our Board of Directors, without additional compensation. We have not yet retained, but may retain, a proxy solicitor in conjunction with the Annual Meeting, and its employees may assist us in the solicitation. We will pay all costs of soliciting proxies, including a fee and reasonable out-of-pocket expenses for the proxy solicitor, if any. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons at our expense.

As a result of the additional director nominee, we currently estimate we may incur approximately $100,000 of additional expense in furtherance of, and in connection with, this solicitation. These fees are excess of those normally spent by us for an Annual Meeting and include attorney fees, potential public relations fees, printer costs incurred in connection with the preparation and filing of preliminary proxy materials with the Securities and Exchange Commission, the preparation of additional solicitation materials, and potentially the fees of the proxy solicitor. We estimate that approximately [$—] of additional expense has been incurred to date. However, this estimate does not include the costs represented by salaries and wages of our officers and other employees engaged in the solicitation process, costs we would normally incur in an uncontested director election or any costs associated with any potential litigation that may arise in connection with the proxy solicitation.

Furthermore, the actual amount of additional expense we may incur could be materially different from what we currently estimate, depending on possible actions that might be taken by Mr. Spachman in connection with this election of Company directors.

Appendix A to this Proxy Statement sets forth information relating to our directors and officers and employees who are considered “participants” in our solicitation under the rules of the Securities and Exchange Commission.

Registered shareholders may vote by completing a white proxy card and mailing it to our transfer agent and proxy tabulator, Computershare. To vote, shareholders should complete and sign the bottom portion of the white proxy card and return only that portion to the proxy tabulator.

Shareholders whose shares are held in the name of a broker, bank or other nominee should refer to the white proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available to them. If you hold your shares through a bank, broker or other nominee in “street name” but you do not provide the firm that holds your shares with specific voting instructions, the firm will only be allowed to vote your shares on your behalf in its discretion on “routine” matters, but it cannot vote your shares in its discretion on your behalf on any “non-routine” matter. Proposal 1 relating to the election of six directors nominated by the Board of Directors, Proposal 3 relating to the approval of executive compensation, and Proposal 4 relating to the amendment of our Long Term Incentive Plan (“LTIP”) are considered “non-routine” matters. Proposal 2 relating to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a “routine” matter. Therefore, you must give specific instructions to your broker for your shares to be voted at the Annual Meeting on the election of directors, the advisory vote relating to the approval of our executive compensation, and the vote related to amending our LTIP.

Shareholders who hold shares through the Company’s 401(k) plan must give instructions to the trustee on how to vote their shares by completing and returning the white proxy card. The trustee will not vote shares for which no instructions are received.

The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any adjournment or postponement thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein.

A shareholder may revoke a prior proxy by writing to our Secretary at our principal offices or by properly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies at the meeting and then vote in person.

If a choice is specified on a properly executed proxy card, the shares will be voted accordingly. If a proxy card is signed without a preference indicated, those shares will be voted “FOR” the election of the six nominees recommended by our Board of Directors (or, if cumulative voting is in effect, to elect as many of such nominees as possible), “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, “FOR” the approval of the advisory resolution regarding executive compensation, and “FOR” the amendment to our LTIP. Proxy cards indicating an abstention from voting on a particular matter will not be counted as a vote for or against that matter, except with respect to Proposal No. 4 as to which they will count as votes against the proposal, but the shares will be included as part of the shares making up the quorum.

With respect to Proposal No. 1, the six nominees who receive the greatest number of votes will be elected. If our shareholders do not ratify the appointment of our auditors under Proposal No. 2, we will take that fact into consideration, but may, nevertheless, retain the independent registered public accounting firm recommended by our Board and Audit Committee. The vote for Proposal No. 3 is an advisory vote, the results of which our Board of Directors will take under advisement. Approval of all other matters at the meeting, including Proposal No. 4 to amend our LTIP, and postponement or adjournment of the Annual Meeting, require the affirmative vote of a majority of votes cast.

MATTERS TO BE CONSIDERED

Proposal No. 1 Election of Class I Directors

The Board of Directors oversees our management on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the president and chief executive officer, setting the scope of their authority to manage our business day-to-day and evaluating management’s performance.

Our Board of Directors is currently comprised of ten directors divided into two classes. Each director serves for a two-year term, with Class I directors elected in odd numbered years and Class II directors elected in even numbered years. The term for our Class I directors expires at this year’s Annual Meeting of Shareholders. Joseph E. (Jeff) Consolino, Theodore H. Elliott, Jr., Gary J. Gruber, Donald D. Larson, David W. Michelson and Donald W. Schwegman are our current Class I directors. Keith A. Jensen, Vito C. Peraino, Joel Schiavone and Alan R. Spachman are our current Class II directors. During 2012, the entire Board of Directors met eight times. All of our directors except Mr. Consolino attended the Annual Meeting of Shareholders held on April 26, 2012. No director attended fewer than 75 percent of the aggregate number of meetings of the Board and Board committees on which he served during 2012.

After considering all relevant facts and circumstances, including those described under “Certain Relationships and Related Transactions” beginning on page 42 of this Proxy Statement, our Board of Directors has determined that three of our current ten directors, Mr. Elliott, Mr. Schiavone, and Mr. Schwegman are “independent” in accordance with NASDAQ Stock Market listing standards and Securities and Exchange Commission regulations. We are not required to have a majority of independent directors on our Board as would otherwise be required by the rules of the NASDAQ Stock Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the voting power for the election of directors is held by an individual, a group or another company. As described elsewhere in this Proxy Statement, GAIC is our largest shareholder and holds approximately 52% of our voting power for the election of directors.

Our Board of Directors, acting on the recommendation of its Nominating/Governance Committee, has nominated the six incumbent Class I directors to hold office until the 2015 Annual Meeting of Shareholders or until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by our Board of Directors but, in any event, no proxy may be voted for more than six nominees. The six nominees who receive the greatest number of votes will be elected.

Following are the Board recommended nominees for election as Class I members of the Board of Directors. Information regarding the nominees, as well as our Class II directors, includes a description of the business experience of each nominee and director and the names of other publicly-held companies for which each currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s or director’s specific experience, qualifications, attributes and skills that led our Board to the conclusions that the nominee or director should serve as a director at this time, the Board also believes that all of our nominees and directors are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our nominees and directors also has the following personal characteristics: integrity, commitment, independence of thought, judgment essential for effective decision making and the ability and willingness to dedicate the necessary time, energy and attention to prepare for, attend and participate in meetings of the Board and its committees.

The nominees for election as Class I members of the Board of Directors are:

Joseph E. (Jeff) Consolino, Chairman Director since May 2006	Joseph E. (Jeff) Consolino became our Chairman of the Board effective February 15, 2013, and previously served as our Audit Committee Chairman from 2006 through February 2013. Mr. Consolino has served as executive vice president of American Financial Group, Inc. (“AFG”), the parent of our largest shareholder, since February 16, 2013 and since March 1, 2013, has served as chief financial officer of AFG. Prior to joining AFG, Mr. Consolino served as president and chief financial officer of Validus Holdings, Ltd. (“Validus”), a Bermuda-based property and casualty reinsurance holding company. Before joining Validus in 2006, Mr. Consolino was a managing director in Merrill Lynch’s Financial Institutions Group specializing in insurance company advisory and financing transactions. Mr. Consolino worked on a broad range of investment banking assignments for insurance company clients after joining Merrill Lynch, and led the underwriting of our initial public offering, which provided him with specific experience related to our operations. We believe Mr. Consolino’s experience serving as president and chief financial officer for both a property and casualty insurance company group and a publicly-traded holding company, coupled with his role at AFG and his twenty years of experience in insurance-related financial matters, give him unique qualifications to serve as Chairman of our Board. Mr. Consolino also serves on the boards of directors of AFG, Validus, and AmWINS Group, Inc., a wholesale insurance brokerage. Mr. Consolino is a member of the Compensation Committee.

Theodore H. Elliott, Jr. Director since 1989	Since 1981, Mr. Elliott has been in the venture capital business as the chairman of Prime Capital Management Company, Inc. and as a private investor. Prime Capital was one of our founding investors in 1989. Mr. Elliott’s service as a director for us for the past 23 years gives him historical perspective and experience with us that are of value to us in a Board member. Prior to Prime Capital Management, Mr. Elliott was vice president of General Electric’s venture capital subsidiary. Mr. Elliott has served on multiple public company boards, including ION Geophysical Corporation (NYSE) prior to February, 2011. Mr. Elliott is an attorney and a Chartered Financial Analyst with over fifty years of investment banking and venture capital experience. We believe Mr. Elliott’s public company board experience and knowledge of our operations make him uniquely qualified to serve as a member of our Board. Mr. Elliott is a member of the Audit and Compensation Committees.

Gary J. Gruber Director since April 1991	Mr. Gruber serves as executive vice president of GAIC. Mr. Gruber joined GAIC in 1977 and has held a variety of financial, management and officer positions since 1983. Mr. Gruber has served as a director of GAIC since 1993, is a Certified Public Accountant and has over 35 years of experience with property and casualty insurance operations, financial statements, loss reserving, reinsurance and investments. We believe that Mr. Gruber’s extensive executive management and board experience with property and casualty insurance operations provide him with specific skills and knowledge that we value for service as our Board member. Mr. Gruber is the Chair of the Nominating/Governance Committee.

Donald D. Larson Director since April 1991	Mr. Larson was named president and chief operating officer of Great American Property & Casualty Insurance Group in 2010. Prior to being named president, Mr. Larson served as executive vice president and president, specialty group, for the Great American Property & Casualty Insurance Group since 1999. Mr. Larson joined AFG in 1973 and GAIC in 1981. Mr. Larson has served as a director of GAIC since 1988. Additionally, Mr. Larson served as our Chairman from 1993 until 2004. Mr. Larson holds both a Certified Public Accountant license and a Chartered Property and Casualty Underwriter professional designation and has over 32 years of experience in the property and casualty insurance industry. We believe that Mr. Larson’s prior service as our Chairman and executive management experience, specifically as it relates to our industry, make him uniquely qualified to serve as a member of our Board. Mr. Larson is the Chair of the Compensation Committee and a member of the Nominating/Governance and Steering Committees.

David W. Michelson Director since October 2009	Mr. Michelson became our President and Chief Executive Officer effective January 1, 2008. Prior to being named Chief Executive Officer, Mr. Michelson served as our President and Chief Operating Officer during 2007. He has held several other positions during his initial employment with us from 1992-1998 and since rejoining us in 1999, including serving as our Senior Vice President and Executive Vice President. Mr. Michelson holds an Associate in Research and Planning professional designation and has over 33 years of insurance industry experience including management of all departments and facets of our company and through serving in various positions at Reliance Insurance Company, Liberty National Fire and Progressive Corporation. Mr. Michelson’s service as our Chief Executive Officer and his experience as it relates to us and the property and casualty industry as a whole provide him with skills and knowledge that qualify him to serve on our Board.

Donald W. Schwegman Director since February 2013	Donald W. Schwegman was the lead client service partner for various complex insurance organizations for over 20 years at Deloitte & Touche LLP (“Deloitte”), until he retired in June of 2012. Most recently, Mr. Schwegman served as the Insurance Industry Profession Practice Director for Deloitte with responsibility for formulating the U.S. firm’s position on insurance accounting and auditing issues, developing internal insurance training programs, and overseeing risk management. Mr. Schwegman was admitted as a partner with Deloitte in 1984, has significant experience with insurance industry accounting policies and procedures, and has a substantial background with SEC registrants’ filings. We believe that Mr. Schwegman’s financial expertise, depth of knowledge and experience with insurance industry accounting policies and procedures, his substantial background in public company reporting, and his experience with insurance transactions make him highly qualified to serve as a member of our Board. Mr. Schwegman is a member of the American Institute of Certified Public Accountants and is a licensed Certified Public Accountant in multiple states. Mr. Schwegman is the Chair of our Audit Committee.

Our Board of Directors recommends that shareholders vote FOR the election of the six Class I nominees as directors.

Below is information about our Class II directors:

Keith A. Jensen Director since April 2000	Mr. Jensen served as senior vice president of AFG since 1999 and was named its chief financial officer in January 2005, retiring in that capacity effective February 15, 2013. Mr. Jensen joined the Great American Insurance Group in 1999 as senior vice president and chief financial officer and was promoted to executive vice president in 2004. Mr. Jensen has served on the Board of Directors of GAIC since 1999. Before working with AFG, Mr. Jensen was a partner with Deloitte & Touche LLP, where he served several insurance company clients. We believe that Mr. Jensen’s extensive public accounting experience, as well as his experience serving as chief financial officer for both a property and casualty insurance company group and a publicly-traded holding company, give him unique qualifications to serve as a member of our Board. Mr. Jensen is a member of the Compensation Committee and Steering Committee.

Vito C. Peraino Director since October 2010	Mr. Peraino has been general counsel and senior vice president of AFG since 2012. Previously, Mr. Peraino served as senior vice president of GAIC since 2002 and assistant general counsel of GAIC since 2004. Since joining GAIC in 1999, Mr. Peraino has held various executive claims management positions. Additionally, Mr. Peraino spent several years in private practice and has represented various insurance industry entities as an attorney since 1981. We believe that Mr. Peraino’s industry experience, his insurance claims specific experience, and legal background provide him with the qualifications and characteristics we value in a Board member. Mr. Peraino is a member of the Nominating/Governance Committee and Compensation Committee.

Joel Schiavone Director from January 1989 until December 1989 and then re-elected in 2001	Since 1999, Mr. Schiavone has been the managing partner of several privately-held New Haven, Connecticut based real estate companies. Prior to that, Mr. Schiavone was the owner and chief executive officer of Schiavone Corporation, a holding company for a variety of investments. Mr. Schiavone has experience owning two transportation companies, which provides him with personal and professional experience related to our business, as well as past public company director experience. In addition to his experience, his service on our Board for over 12 years provides him with extensive knowledge about us and our business. Mr. Schiavone is a member of the Audit, Compensation, Nominating/Governance and Steering Committees.

Alan R. Spachman Director since 1989	Mr. Spachman is our founder, and served as Chairman from 2004 until February 15, 2013. This provides him with unique qualifications to serve on our Board. In addition to being our founder and former Chairman, Mr. Spachman served as our chief executive from our inception in 1989 through 2007. From 1984 to 1988, Mr. Spachman was a senior vice president at Progressive Corporation, where he initiated its passenger transportation insurance business. Since 2008, Mr. Spachman has been president and owner of Belmont Insurance Services, LLC, an independent insurance agency. In addition to his more than 27 years of insurance industry experience, Mr. Spachman previously served in various labor relations and human resource management positions with Collins and Aikman, Inc. and Frito-Lay, Inc. Mr. Spachman is the Chair of the Steering Committee and a member of the Compensation Committee.

Additional Nomination

Alan R. Spachman, one of our current directors, has nominated his son for election as a director at the Annual Meeting. Accordingly, there are seven nominees for election as Class I members of the Board of Directors, but only six nominees will be elected. No other nominations of persons for election as directors were submitted to us pursuant to the advance notice provisions of our Amended and Restated Code of Regulations (the “Regulations”). The background of Mr. Spachman’s nomination follows.

On March 21, 2013, counsel to Mr. Spachman contacted the Company requesting information regarding the procedures under the Regulations for nominating a candidate for election as a director at the Annual Meeting and a copy of the Regulations. On the same day, counsel to the Company responded to this request.

On March 28, 2013, the Company received a letter from Mr. Spachman stating his intention to nominate one candidate for election as a director at the Annual Meeting. In consultation with counsel, the Company determined that such purported nomination was not in compliance with the Regulations.

In the afternoon of March 29, 2013, at a previously scheduled meeting of the Compensation Committee, Mr. Consolino, Chairman of the Board, advised the members in attendance of Mr. Spachman’s intention to nominate a candidate for election as a director at the Annual Meeting.

On the same day, Mr. Gonzales, Vice President, General Counsel and Secretary of the Company, at Mr. Consolino’s direction, provided to Mr. Spachman in writing and telephonically a list of items that had to be remedied for Mr. Spachman’s nomination to be in compliance with the Regulations.

On March 30, 2013, Mr. Spachman submitted a revised nomination notice, including the consent of Mr. Spachman’s nominee to serve if elected.

On April 2, 2013, the Company filed a preliminary proxy statement with the Securities and Exchange Commission, followed by the filing of a revised preliminary proxy statement on April 15, 2013 and a definitive proxy statement on April [—], 2013, relating to the Company’s solicitation of proxies in connection with the Annual Meeting. The Company has not received any notice from Mr. Spachman of whether he intends to solicit proxies in connection with the Annual Meeting.

Any references to the recommendations of the Board or solicitation on behalf of the Board in this Proxy Statement do not necessarily include Mr. Alan Spachman, one of our current directors. If you receive any communications from or on behalf of Mr. Alan Spachman, please note that we are not responsible for their accuracy.

The Board of Directors recommends that you elect the six nominees described above, by completing the enclosed white proxy card, dating and signing it, and returning it in the enclosed postage-paid envelope. Voting against Mr. Alan Spachman’s nominee on a proxy card sent to you by him or on his behalf is not the same as voting for the Board’s nominees because a vote against Mr. Alan Spachman’s nominee on his proxy card will revoke any previous proxy submitted by you. Only the latest validly executed proxy card that you submit will be counted.

Proposal No. 2 Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Our Audit Committee Charter provides that the Audit Committee shall recommend annually to the Board of Directors the appointment of an independent registered public accounting firm to serve as auditors. In April 2013, the Audit Committee expects to recommend the appointment of Ernst & Young LLP to serve as auditors for the year ending December 31, 2013.

Both our Board of Directors and Audit Committee would like to know the opinion of shareholders regarding the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2013. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, our Audit Committee and Board of Directors will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young LLP. We may also engage a different independent registered public accounting firm at any time during the year if our Audit Committee and Board of Directors determine that such a change would be in our best interests.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2012 and 2011, respectively, and fees billed for other services rendered by them during these periods.

	2012	2011
Audit fees (1)	$1,104,880	$1,034,110
Audit-related fees (2)	2,000	20,400
Tax fees (3)	27,000	34,275
All other fees (4)	2,125	2,125

Total	$1,136,005	$1,090,910

(1)	Ernst & Young LLP’s aggregate fees for services related to the audits of the U.S. generally accepted accounting principles financial statements, statutory insurance company audits, reviews of Securities and Exchange Commission filings and for quarterly reviews.

(2)	Ernst & Young LLP’s audit-related fees relate primarily to assurance services, which for 2012 relate to review services associated with the SEC comment letter received on our 2011 Form 10-K. For 2011, these fees primarily included assistance provided during our regular periodic examination by the Ohio Department of Insurance.
(3)	Ernst & Young LLP’s tax fees relate primarily to tax compliance services, including the review of federal and state tax returns.
(4)	All other fees are related to an EYOnline subscription, which we use to conduct financial research.

Representatives of Ernst & Young LLP are expected to be at the meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Proposal No. 3 Advisory Vote on the Approval of Executive Compensation (Say on Pay)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2011 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended, you are entitled to vote to approve, on a non-binding, advisory basis, our executive compensation for our executive officers. This is commonly known as “Say on Pay.” Although the vote is non-binding, we and our Board of Directors value the opinion of our shareholders and will consider your votes when making executive compensation decisions in the future.

The Dodd-Frank Act also provides that, at least once every six years, shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers (commonly referred to as “Say When on Pay”). We provided this opportunity to our shareholders in 2011, and approximately 99% of our shareholders voted to hold the Say on Pay vote annually. Accordingly, our Board implemented annual Say on Pay votes, and the next Say on Pay vote will occur at our 2014 Annual Meeting of Shareholders.

As explained more fully in the Compensation Discussion and Analysis beginning on page 22, our executive compensation philosophy seeks to recognize the importance of our executive officers to our overall success. Our compensation program objectives are:

•	to attract and retain talented individuals,

•	to motivate our executive team to achieve our overall goals and objectives,

•	to reward our excellent performers, and

•	to align the interests of our key managers with those of our shareholders.

Our executive compensation program is comprised of annual base salary, annual cash incentive bonuses and long term incentive awards. We strive to maintain a compensation system that is internally equitable and externally competitive. We seek to encourage and reward performance by our executive officers that achieves or exceeds our financial and operational performance goals, without encouraging excessive risk taking that could be detrimental to our shareholders.

We believe our compensation program principles have been effective because in 2012 we:

•	increased our book value per share plus dividends by 11.6%,

•	exceeded our overall sales plan objective of $531 million,

•	paid a special dividend to shareholders in addition to regular quarterly dividends,

•	maintained our group A.M. Best rating of “A” (Excellent), and

•	achieved a combined ratio of 97.5%.

We believe that our executive compensation appropriately compensates and rewards our executive officers for their significant roles in these achievements. Accordingly, although the votes of shareholders on this proposal are non-binding and advisory, we are asking our shareholders to indicate their support for our overall executive compensation philosophy and practices.

Our Board of Directors recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the shareholders of National Interstate Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s 2013 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables and any related material).”

Proposal No. 4 Approval of Amendment to our Long Term Incentive Plan to Increase the Number of Shares Reserved for Issuance Under the Plan

We are requesting your approval of an amendment to the National Interstate Corporation Long Term Incentive Plan (the “LTIP”) to increase the number of shares reserved for issuance under the LTIP by 500,000 shares. The LTIP was adopted by our Board of Directors and approved by shareholders on October 18, 2004, prior to our initial public offering and amended previously in 2009. Shareholder approval is required to increase the number of shares reserved for issuance under the LTIP.

The complete text of the LTIP is attached as Appendix B to this Proxy Statement. The following summary of the LTIP does not purport to be complete and is qualified in its entirety by reference to Appendix B.

General

The LTIP provides for the grant of incentive awards, including incentive stock options, stock appreciation rights, performance units, performance shares, restricted shares, deferred shares, other awards relating to our common shares and dividend equivalents to key employees, consultants and non-employee Directors.

Administration and Amendments

The Compensation Committee administers the LTIP and makes recommendations to our full Board regarding LTIP amendments. The LTIP may be amended by our Board as long as any amendment that must be approved by our shareholders in order to comply with applicable law or the rules of any securities exchange on which our common shares are traded or quoted is not effective until shareholder approval has been obtained.

Shares Available; Adjustment

As of March 8, 2013, we had 1,041,401 common shares remaining reserved, including the additional 500,000 shares for which we are asking your approval, for issuance or transfer for awards under the LTIP, subject to adjustment in the event of forfeitures, transfers of common shares to us in payment of the exercise price, or tax withholding amounts. Currently, 62,763 shares are not allocated to outstanding awards and remain available for future grants. After amending the LTIP, 562,763 shares will be available for future awards. The closing price of our common shares on March 8, 2013 as reported on the NASDAQ Stock Market was $34.12 per share.

The number of shares that may be issued upon exercise of incentive stock options may not exceed the plan limit. During any calendar year, no participant may be granted option rights and appreciation rights, in the aggregate, for more than 115,200 shares, nor shall any participant be granted performance shares, restricted shares specifying management objectives or other share-based awards specifying management objectives, in the aggregate, for more than 69,000 shares, nor shall any participant be granted performance units having an aggregate maximum value at the time of grant in excess of $375,000. During any calendar year, no non-employee Director may be granted awards for more than 69,000 shares. The number of shares covered by outstanding awards, the number of shares reserved for issuance under the LTIP and other share limits contained in the LTIP are subject to adjustment in the event of stock splits, stock dividends, recapitalizations and other similar events.

Eligibility

Any officer, key employee or consultant of the company or its subsidiaries (or any individual who has agreed to commence serving in any such capacities within 90 days of the date of grant), and our non-employee Directors may be selected by the Compensation Committee to receive benefits under the LTIP. Officers, key employees and consultants may be granted each type of award available under the LTIP. Non-employee Directors may be granted nonqualified stock options, appreciation rights, restricted shares, deferred shares and other share-based awards, but are not eligible for grants of incentive stock options, performance shares or performance units. At this time, the Compensation Committee anticipates that only our officers and non-employee Directors will receive awards under the LTIP. Accordingly, approximately 22 officers and three non-employee Directors are currently eligible for these awards.

The Compensation Committee may provide for special terms for awards to participants who are foreign nationals or who are employed by us outside the United States as the Compensation Committee may deem necessary or appropriate to accommodate differences in local law, tax policy or custom.

Stock Options

The Compensation Committee may, in its discretion, award option rights that provide the right to participants to purchase common shares at a specified price, which may not be less than their fair market value on the date of grant. Option rights may include incentive stock options or nonqualified stock options. No option rights may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment that is necessary before the option rights become exercisable, and may provide for the earlier exercise of such option rights in the event of a change in control of the company, retirement, death or disability of the optionee, or other similar transaction or event approved by the Compensation Committee. Any grant of option rights may specify management objectives (as described below) that must be achieved as a condition to exercise such rights.

Appreciation Rights

The Compensation Committee may, in its discretion, award appreciation rights to participants. Appreciation rights represent the right to receive an amount, determined by the Compensation Committee and expressed as a percentage, not exceeding 100 percent, of the difference between the base price established for such appreciation rights (not less than the fair market value of a share on the date of grant) and the market value of our common shares on the date the appreciation rights are exercised. Appreciation rights may be granted in tandem (granted with option rights to provide an alternative to exercise of the option rights) or freestanding and payable in cash, in common shares or in any combination thereof.

Each grant must specify the period of continuous employment that is necessary before the appreciation rights become exercisable, and may provide for the earlier exercise of the appreciation rights in the event of a change in control of the company, retirement, death or disability of the employee or other similar transaction or event approved by the Compensation Committee. Any grant of stock appreciation rights may specify management objectives (as described below) that must be achieved as a condition to exercise such rights.

Performance Shares and Performance Units

The Compensation Committee may, in its discretion, award performance shares and/or performance units to participants. A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00. The participant will be given one or more management objectives (as described below) to meet within a specified period (the “performance period”). The Compensation Committee will also establish a minimum level of acceptable achievement. If by the end of the performance period, the participant has achieved the specified management objectives, the participant will be deemed to have fully earned the performance shares or performance units. If the participant has not achieved the management objectives, but has attained or exceeded a predetermined minimum level of acceptable achievement, the participant will be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee in cash, common shares or any combination thereof. The grant may provide for the payment of dividend equivalents in cash or in common shares on a current, deferred or contingent basis. The grant may also provide for the earlier termination of the performance period in the event of a change in control of the company, retirement, death or disability of the participant or other similar transaction or event approved by the Compensation Committee.

Restricted Shares

The Compensation Committee may, in its discretion, award restricted shares to participants, which constitute an immediate transfer of ownership to the recipient in consideration of the performance of services. The participant has dividend and voting rights on such shares. Restricted shares must be subject to a “substantial risk of forfeiture” for a period determined by the Compensation Committee on the date of the grant, and may provide for the earlier termination of the forfeiture provisions in the event of a change in control of the company, retirement, death or disability of the participant or other similar transaction or event approved by the Compensation Committee. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in the manner prescribed by the Compensation Committee on the date of grant for the period during which such forfeiture provisions are to continue.

Any grant of restricted shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any such grant may also specify in respect of such specified management objectives, a minimum acceptable level of achievement and must set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives.

Deferred Shares

The Compensation Committee may, in its discretion, award deferred shares to participants, which constitute an agreement to deliver common shares in the future subject to the terms and conditions established by the Compensation Committee. Prior to the delivery of such shares, the participant has no right to vote or receive dividends on the deferred shares, but the Compensation Committee may authorize the payment of dividend equivalents with respect to the deferred shares in cash or common shares on a current, deferred or contingent basis. The Compensation Committee must fix a restriction period at the time of grant and may provide for the earlier termination of the restriction period in the event of a change in control of the company, retirement, death or disability of the employee or other similar transaction or event approved by the Compensation Committee.

Other Awards

The Compensation Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common shares or factors that may influence the value of common shares. The Compensation Committee may also grant cash awards as an element of or supplement to any other award granted under the LTIP. The Compensation Committee will determine the terms and conditions of these awards.

Non-employee Directors

The Board may, from time to time and upon such terms and conditions as it may determine, authorize the grant to non-employee Directors of option rights (that are not intended to qualify as incentive stock options), appreciation rights, restricted shares, deferred shares, or any combination of the foregoing. Each such grant shall be upon terms and conditions consistent with the above description of such awards.

Management Objectives

The LTIP requires that the Compensation Committee establish “management objectives” for purposes of performance shares and performance units. When so determined by the Compensation Committee, option rights, appreciation rights and restricted shares may also specify management objectives.

Management objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department, region or function in which the participant is employed. Management objectives applicable to any award to a participant who is, or is determined by the Compensation Committee likely to become, a “covered employee” within the meaning of Section 162(m)(3) of the Internal Revenue Code (and that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code) will be limited to specified levels of or growth in one or more of the following criteria: revenues, earnings from operations, earnings from underwriting activities, earnings from investment activities, earnings before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to shareholders’ earnings before or after interest, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Except in the case of a covered employee where such modification would result in the loss of an otherwise available exemption under Section 162(m) of the Internal Revenue Code, if the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure of the company, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may modify such management objectives, in whole or in part, as the Compensation Committee deems appropriate and equitable.

Transferability

Except as otherwise determined by the Compensation Committee, option rights, appreciation rights and any other derivative security granted under the LTIP will not be transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Compensation Committee, option rights and appreciation rights are exercisable during a participant’s lifetime only by him or her or by his or her guardian or legal representative. Any award made under the LTIP may provide that any common shares issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Adjustments

The Compensation Committee shall make or provide for such adjustments in the numbers of common shares covered by outstanding option rights, appreciation rights, performance shares, deferred shares and other share-based awards, in the option price and base price provided in outstanding options and appreciation rights, and in the kind of shares covered thereby, as the Compensation Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants that would otherwise result from (1) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the company, (2) any merger, consolidation, spinoff, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (3) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Compensation Committee may provide in substitution for any or all of the outstanding awards under the LTIP such alternative consideration (or no consideration) as it may in good faith determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.

Miscellaneous

The Compensation Committee may permit participants to elect to defer the issuance of common shares or the settlement of awards in cash under the LTIP pursuant to such rules, procedures or programs as it may establish. The Compensation Committee is not permitted to grant stock options or appreciation rights at an exercise price that is less than the fair market value of the underlying shares on the date of grant (i.e., “in-the-money” options) and may not “re-price” outstanding option rights or appreciation rights granted under the LTIP without the approval of our shareholders.

Acceleration of Awards

Where the Compensation Committee has established conditions to the exercisability or retention of certain awards, the LTIP allows the Compensation Committee to take action in its sole discretion at or after the date of grant to adjust such conditions in certain circumstances, including in the case of a change in control of the company or the death, disability, retirement or hardship of a participant. With respect to stock option and restricted share awards granted since 2005, the Compensation Committee has exercised this discretion by including a provision in each award agreement requiring the acceleration of awards in the event of a change in control in the company. Generally, a change in control will be deemed to have occurred if (1) any person or group becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities (subject to certain exceptions), (2) there is a change in the majority of our Board of Directors, (3) certain corporate reorganizations take place where the existing shareholders do not retain more than 51% of the combined voting power of the outstanding securities or (4) our shareholders approve a complete liquidation or dissolution.

Awards Under the LTIP

Because it is within the discretion of our Compensation Committee or the Board, as applicable, to determine which officers, key employees, consultants and non-employee Directors will receive awards, and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the LTIP or the amount of the awards.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences of certain transactions under the LTIP. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the LTIP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding deduction. At the time of sale of common shares acquired upon exercise of a non-qualified stock option, appreciation (or depreciation) in value of the common shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) to the participant, depending on how long the shares have been held.

Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two or one year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction.

Appreciation Rights. A participant will not recognize taxable income at the time of grant of an appreciation right, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction.

Performance Shares. A participant will not recognize taxable income at the time of grant of performance shares, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares or property delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

Restricted Shares. A participant will not recognize taxable income at the time of grant of shares of restricted stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We are entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

Deferred Shares. Generally, a participant will not recognize taxable income at the time of grant of deferred shares, and we will not be entitled to a tax deduction at such time. The participant will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such deferred shares), and the capital gain/loss holding period for such shares will also commence on that date.

Other Share-Based Awards. The recipient of a share-based award other than an award described above generally will be subject to tax at ordinary income rates on the fair market value of common shares on the date of grant of the share-based award, and the capital gain/loss holding period for such shares also will commence on such date.

Dividend Equivalents. Any dividend equivalents awarded with respect to awards granted under the LTIP and paid in cash or unrestricted common shares will be taxed to the participant at ordinary income rates when received by the participant.

Section 409A. Awards granted under the LTIP are intended to be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code. Because the tax consequences to a participant may vary depending on his or her individual circumstances, participants should consult their personal tax advisors regarding the federal and any state, local, foreign or other consequences to them. Each participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the participant for the participant’s account in connection with the LTIP and grants under the LTIP, including any taxes and penalties under Section 409A of the Internal Revenue Code. Neither we nor any of our affiliates have any obligation to indemnify or otherwise hold the participant harmless from any such taxes or penalties.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income (1) meets the test of reasonableness, (2) is an ordinary and necessary business expense, (3) is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and (4) is not disallowed by the $1 million limitation on certain executive compensation.

Term

The LTIP will terminate in 2014, but awards effective at the time of the termination of the LTIP will continue in accordance with their terms.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be granted in the future under the LTIP because the grant of awards under the LTIP is within the discretion of the Compensation Committee.

Equity Compensation Plan Information

The table below shows information regarding awards outstanding and common shares available for issuance (as of December 31, 2012) under the LTIP:

Equity Compensation Plans	Number of Securities to be Issued upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Approved by shareholders	519,638	$21.51	567,330
Not approved by shareholders	none	N/A	none

Vote Required

Approval of the amendment to the LTIP will require the affirmative vote of the holders of a majority of votes cast at the annual meeting, either in person or by proxy.

Our Board of Directors recommends that shareholders vote FOR the approval of the Amendment to the National Interstate Corporation Long Term Incentive Plan.

PRINCIPAL SHAREHOLDERS

The following shareholders are the only persons known by us to beneficially own 5% or more of our outstanding common shares as of March 8, 2013:

Name and Address of Beneficial Owner	Common Shares Held (1)	Percent of Class
Great American Insurance Company	10,200,000	51.8%
301 East Fourth Street Cincinnati, Ohio 45202
T. Rowe Price Associates, Inc. (2)	1,942,850	9.9%
100 E. Pratt Street Baltimore, Maryland 21202
Alan R. Spachman (3)	1,695,626	8.6%
c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286
FMR LLC (4)	1,000,000	5.1%
82 Devonshire Street Boston, Massachusetts 02109

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.
(2)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2013. T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 687,250 of these shares and has sole dispositive power with respect to all of these shares. These securities are owned by various individuals and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which owns 1,244,500 shares, representing 6.3% of the shares outstanding. Price Associates serves as investment adviser with the power to direct investments and/or sole power to vote the securities; however, Price Associates expressly disclaims beneficial ownership of such securities.
(3)	Mr. Spachman has sole voting power and sole dispositive power with respect to all of these shares. In addition to the amount listed in the table above, Mr. Spachman is the beneficiary, but not the trustee, of the Alan R. Spachman GRAT No. 3 and the Alan R. Spachman GRAT No. 4, which currently hold 221,907 and 241,322 common shares, respectively. Mr. Spachman does not have voting or dispositive power with respect to these 463,229 shares.
(4)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, acting as investment adviser to Fidelity Low-Priced Stock Fund (“Fund”), is the beneficial owner of 1,000,000 shares. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity and the Fund, each has sole power to dispose of the shares. Neither FMR LLC nor Edward C. Johnson 3d has the power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

MANAGEMENT

The table below provides information regarding our directors and executive officers as of March 8, 2013. There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director or Executive Officer Since
David W. Michelson (1)	55	Director, President and Chief Executive Officer	1992
Julie A. McGraw	49	Vice President, Chief Financial Officer and Treasurer	2006
Anthony J. Mercurio	40	Executive Vice President and Chief Operating Officer	2013
Terry E. Phillips	63	Senior Vice President	1999
Arthur J. Gonzales	53	Vice President, General Counsel and Secretary	2009
Gary N. Monda	56	Vice President and Chief Investment Officer	1999
Joseph E. (Jeff) Consolino (3)	46	Chairman of the Board	2006
Theodore H. Elliott, Jr. (2)(3)	77	Director	1989
Gary J. Gruber (8)	57	Director	1991
Keith A. Jensen (3)(5)	62	Director	2000
Donald D. Larson (4)(5)(7)	61	Director	1991
Vito C. Peraino (3)(4)	56	Director	2010
Joel Schiavone (2)(3)(4)(5)	76	Director	2001
Donald W. Schwegman (6)	62	Director	2013
Alan R. Spachman (3)(9)	65	Director	1989

(1)	David W. Michelson was initially employed by us in 1992 through 1998 and rejoined us in 1999.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating/Governance Committee.
(5)	Member of the Steering Committee.
(6)	Chair of the Audit Committee.
(7)	Chair of Compensation Committee.
(8)	Chair of Nominating/Governance Committee.
(9)	Chair of the Steering Committee.

For biographical information concerning the directors and nominees for director, including our President and Chief Executive Officer, Mr. Michelson, please see pages 5-8.

Arthur J. Gonzales has served as our Vice President, General Counsel and Secretary since February 2009. Prior to joining us, Mr. Gonzales served as executive vice president and general counsel of J. and P. Holdings, Inc. and its insurance subsidiaries from 2005 to 2008 and held various positions at Vesta Shelby Select Insurance Companies from 1998 to 2005, including senior vice president, general counsel and secretary. Additionally, Mr. Gonzales served as corporate counsel for Anthem Shelby Insurance Companies, served as a judicial clerk for the Third District Court of Appeals of Ohio for five years and worked in private practice.

Julie A. McGraw has served as our Vice President, Chief Financial Officer and Treasurer since January 2006. Prior to joining us, Ms. McGraw held various positions at HMI Industries Inc. from 1996 to 2006, including vice president and chief financial officer/treasurer. Prior to that time, Ms. McGraw held various financial management positions at Moen Inc. and Isolab Inc. and worked for five years at the public accounting firm of Price Waterhouse.

Anthony J. Mercurio has served as our Executive Vice President and Chief Operating Officer since January 1, 2013, and has held other management and executive positions since 1997 with our subsidiaries, National Interstate Insurance Company and Vanliner Insurance Company. Prior to joining us, Mr. Mercurio held various product and management positions with Westfield Insurance Company and American International Group.

Gary N. Monda has served as our Vice President and Chief Investment Officer since January 2006 and was previously our Vice President and Chief Financial Officer since 1999. Prior to joining us, Mr. Monda served the insurance industry as vice president, strategic planning, for Victoria Financial Corporation and held various financial and general management positions with Progressive Corporation over a period of fifteen years. Mr. Monda also worked for four years at the public accounting firm of Ernst & Young LLP.

Terry E. Phillips has served as our Senior Vice President since May 2006. Mr. Phillips has held other executive positions with our subsidiary, National Interstate Insurance Company, including Vice President, Claims, since 1999. Prior to joining us, Mr. Phillips was senior vice president for Continental National Indemnity from 1989 to 1999. Mr. Phillips previously served in both management and claims capacities for Midwestern Group, USF&G and TransAmerica Group Insurance Companies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and the holders of more than 10% of our common shares to file reports with the Securities and Exchange Commission. Such reports include initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the filings of our executive officers, directors and 10% shareholders, we believe that all of our executive officers, directors and 10% shareholders complied with all filing requirements applicable to them with respect to transactions during 2012.

Securities Ownership

The following table sets forth information, as of March 8, 2013, concerning the beneficial ownership of our equity securities by our current Directors, the executive officers in the Summary Compensation Table and by all of our Directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no Director or executive officer beneficially owned 1% or more of any class of our equity securities outstanding at March 8, 2013. Unless otherwise indicated, beneficial ownership of the equity securities held by each individual consists of sole voting power and sole investment power or of voting power and investment power that is shared with the individual’s spouse or family member.

Name of Beneficial Owner	Number of Shares (1)	Percent
David W. Michelson (2)	229,455	1.2%
Julie A. McGraw (2)	41,238	*
Terry E. Phillips (2)	65,991	*
Gary N. Monda (2)	65,238	*
Arthur Gonzales	24,000	*
Anthony J. Mercurio (2)	46,880	*
Joseph E. (Jeff) Consolino	9,479	*
Theodore H. Elliott, Jr.	128,668	*
Gary J. Gruber	1,000	*
Keith A. Jensen	1,500	*
Donald D. Larson	1,000	*
Vito Peraino	1,000	*
Joel Schiavone	82,975	*
Donald W. Schwegman	—	*
Alan R. Spachman	1,695,626	8.6%

Directors and executive officers as a group (15 people)	2,394,350	12.1%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of March 8, 2013 (Ms. McGraw—39,800; Mr. Phillips—21,088; Mr. Monda—19,500; Mr. Gonzales—24,000; Mr. Mercurio—20,000). Mr. Schiavone and Mr. Elliott have 82,975 and 128,668 shares pledged as security, respectively.
(2)	Beneficial ownership includes shares of service–based restricted stock, in which the owners have sole voting power (Mr. Michelson—60,000; Ms. McGraw—1,238; Mr. Phillips—928; Mr. Monda—1,238; Mr. Mercurio—1,856).

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Compensation Committee establishes and implements our compensation policies and programs for our executive officers. Although this Compensation Discussion and Analysis will focus on our policies and programs as they relate to our executive officers, it is also intended to give our shareholders a general overview of our compensation strategies.

The Compensation Committee of the Board of Directors (the “Compensation Committee” or “Committee”) consists of seven directors, Joseph E. (Jeff) Consolino, Theodore H. Elliott, Jr., Keith A. Jensen, Donald D. Larson, Vito C. Peraino, Joel Schiavone, and Alan R. Spachman, none of whom is an employee of ours or any of our subsidiaries. Messrs. Consolino, Jensen, Larson, and Peraino are officers of AFG. The Committee’s functions include reviewing and making recommendations to the Board of Directors with respect to our executive compensation policies and programs. For a more complete discussion of the Committee’s responsibilities, see the discussion in the section titled “Corporate Governance, Committee Descriptions and Reports – Compensation Committee” in this Proxy Statement beginning on page 40. The Committee has the exclusive authority to approve bonuses, award salary adjustments and grant awards to our executive officers under our LTIP. Prior to making compensation decisions with respect to our executive officers, the Committee takes into account the recommendations of our Chief Executive Officer and our other Board members. The Committee and our Board of Directors have also considered the results of our 2012 shareholders’ advisory vote on executive compensation (the “2012 Say on Pay vote”), through which approximately 99% of our shareholders expressed approval of our executive compensation. Based on the results of the 2012 Say on Pay vote, the Compensation Committee concluded that the compensation paid to the executive officers and that our overall pay practices received strong shareholder support and do not require substantial revision to address any shareholder concerns. The Committee has not engaged any compensation consultant or other outside advisor to assist the Committee.

This report contains management’s discussion and analysis of the compensation awarded to, earned by, or paid to the following executive officers during and for 2012 (the “Named Executive Officers”):

David W. Michelson	President and Chief Executive Officer
Julie A. McGraw	Vice President, Chief Financial Officer and Treasurer
Terry E. Phillips	Senior Vice President
Arthur J. Gonzales	Vice President, General Counsel and Secretary
Gary N. Monda	Vice President and Chief Investment Officer

Our Compensation Philosophy

Our compensation and benefits programs recognize the importance of our executive officers to our overall success. The objectives of our compensation program are simple:

•	to attract and retain talented individuals,

•	to motivate our executive team to achieve our overall goals and objectives,

•	to reward our excellent performers, and

•	to align the interests of our key managers with those of our shareholders.

We strive to maintain a compensation system that is internally equitable and externally competitive. The Compensation Committee reviews and approves the compensation package of each executive officer, including our Chief Executive Officer. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our other executive officers.

Our compensation program for all officers, including executive officers, has three principal components:

•	annual base salary,

•	annual cash incentive bonuses, and

•	long term incentive (equity) awards.

Our “management by objective” philosophy requires each executive officer, along with all of our other employees, to set specific, measurable objectives at the beginning of each calendar year. Examples of objectives for our Named Executive Officers include the development and implementation of strategic initiatives, the completion of important corporate or departmental projects by targeted dates, process improvements for operating workflow or specific employment-related matters concerning the management of our business units and products and the development of management personnel. These individual objectives are based on market competitiveness and the Named Executive Officer’s relative impact on our financial and underwriting results.

We primarily determine base salaries by an analysis of relevant market data by our Human Resources department and by working with our Chief Executive Officer and other members of senior management. As described in more detail below, we set Mr. Michelson’s base salary in his employment agreement. We primarily design base salaries to recognize an individual employee’s regular commitment to his or her job and the achievement of specific individual objectives.

We use annual cash incentive bonus programs to encourage each employee to reach, or to assist us in reaching, specific, measurable individual and/or corporate objectives. Our incentive programs reward all levels of eligible employees for their contributions toward meeting our written premium growth and underwriting profit objectives. Through 2012, we maintained two primary annual incentive plans: (1) our Management Bonus Plan, historically reserved for our key managers representing approximately 6% of our employee base and (2) our Goalshare program in which every other employee (except for certain salespersons) participates. Specific sales positions are eligible for sales bonuses outside of either the Management Bonus Plan or Goalshare program. We believe these plans give our employees a sense of ownership and interest in our Company. To encourage a continuing relationship with us, bonuses under our annual incentive bonus programs are subject to a multi-year payout, considered earned when paid, and the individual must be actively employed on the date of payment to receive the bonus.

We reserve awards under our LTIP for our officers, including officers of our subsidiaries. We have historically granted such awards in connection with an officer’s initial hire or promotion. These awards are designed to align the interests of our officers with the interests of our shareholders. Awards granted historically have been in the form of stock options and restricted stock. Our stock option awards only have value if the share price of our stock increases over the price on the grant date. Similar to our annual cash incentive bonus programs, our long term incentive awards have the additional benefit of encouraging employees to continue their employment relationship with us as these awards typically vest over a multi-year period. No options were awarded to any Named Executive Officer during 2012.

During 2012, our Compensation Committee performed a comprehensive review of our long term incentive awards. The Compensation Committee decided, beginning in 2013, to utilize two types of awards under the LTIP—position share awards and performance share awards. Each award would involve the issuance of restricted shares to participants which would generally “cliff” vest three years after the date of grant, or such earlier date as specified by the Compensation Committee. Position share awards would generally be granted in five-year cycles vesting each January 1 in amounts based on the participant’s position with us. Participants would begin new five-year cycles upon promotion and would be eligible to receive new five-year awards if they remain in the same position after the conclusion of a cycle. Performance share awards, which also would be subject to five-year cycles, would be based on our annual return on equity. As long as our annual return on equity exceeded a minimum percentage established by the Compensation Committee, additional restricted share awards would be granted on the basis of a multiple of the position share award applicable to the participant, with a higher return on equity corresponding to a higher multiple. The maximum multiple achievable would equal three times the participant’s position share award. Officers with unvested options may not be eligible for position or performance share awards until those options are fully vested.

A primary objective of our compensation and benefits programs is to encourage and reward performance by our Named Executive Officers that achieves or exceeds our financial and operational performance goals, without encouraging the taking of excessive risks that could be detrimental to the interests of our shareholders. Overall, the Committee does not believe that any aspect of our compensation program encourages the Named Executive Officers to take unnecessary and excessive risks.

The discussion below further describes the main elements of compensation paid to our Named Executive Officers.

Specific Elements of Our Compensation Program and Compensation of Named Executive Officers

Annual Base Salaries. We establish base salaries primarily using competitive market data. Although we do not have a defined peer group, we do consult available information from insurance and other companies of similar size and structure as well as industry benchmarking data in analyzing base salaries and total compensation for our executive officers. We strive to pay competitive base salaries to our executive officers, but we generally do not seek to be above market in this component as we believe our annual bonus and long term incentive compensation programs more appropriately align our executives’ overall compensation with achievement of corporate objectives and individual goals.

We review the salaries of all executive officers on an annual basis, and more frequently in the event of promotions or other changes in responsibilities. Annual merit increases are typically effective retroactive to January 1 of each year after approval by the Compensation Committee in February. After the year concludes, our Chief Executive Officer evaluates each executive’s success relative to pre-defined objectives. The Compensation Committee then evaluates all officers’ performance, including our Chief Executive Officer’s, as part of the annual salary and bonus review process. Our Chief Executive Officer makes base salary and bonus recommendations annually to the Committee based on competitive market data, our underwriting and overall corporate operating results for the preceding accident year and each of our executives’ performance relative to his or her individual objectives, which are described below. After receiving the recommendations of our Chief Executive Officer with respect to the other executive officers and key managers, the Committee discusses the recommendations with our other Board members, deliberates, makes any necessary adjustments and approves final base salary and annual management bonus figures for all executive officers (including our Chief Executive Officer) and other key managers.

The Compensation Committee approves annual base salaries for the Named Executive Officers that it considers appropriate for each officer’s position, responsibilities and performance to objectives. The Committee reviewed the recommendations of our Chief Executive Officer, considering both corporate objectives and specific individual performance objectives of each Named Executive Officer, and approved increases ranging up to 15.5% over 2011 base salaries.

Annual Management Bonuses. We have a management bonus plan that is designed to provide an equitable sharing of underwriting profits between management and shareholders. The Committee determines participation in the Management Bonus Plan upon recommendation of our Chief Executive Officer. An officer’s inclusion in the program one year does not guarantee his or her future participation. However, for the 2012 accident year bonus pool (with the first payments in 2013) and historically, our Chief Executive Officer has recommended and the Committee has approved the inclusion of all executive officers in the program. A threshold consideration for any bonus is whether we make an underwriting profit. If we do not make an underwriting profit for an accident year, then we have not historically paid any management bonuses for that accident year. Although some insurance companies consider investment results when determining actual corporate profitability, consistent with our corporate objective of underwriting discipline, we require that we achieve an underwriting profit. Assuming a corporate underwriting profit is achieved, then, as with the annual base salary review, the Committee reviews the recommendations of our Chief Executive Officer related to the evaluation of each Named Executive Officer’s success in achieving individual performance objectives during the prior year.

To be entitled to receive a bonus award, a participant must be employed by us when the bonus is paid. Therefore, the estimated bonus payouts for a given year are not considered to be individually earned by each participant until the bonus is paid in the following years. We currently pay bonus amounts over a three-year period (50%, 35% and 15%). This multi-year payout structure allows accident year results to sufficiently mature, thereby helping to ensure we do not prematurely pay an executive for accident year results that develop unfavorably, and allows for the possibility of additional payments in years two and three if accident year results develop favorably. Each year, we examine the prior accident years in the Management Bonus Plan to determine the impact of any negative development on the current year payouts. If there is negative development in the prior year, payouts for that year are reduced. We believe this feature in our Management Bonus Plan would allow us to recover all or a portion of any award upon a restatement or other adjustment of performance measures.

The Committee is responsible for the administration of the Management Bonus Plan, which makes a substantial portion of each executive officer’s total compensation dependent on our underwriting profit as well as on the pre-established performance objectives specific to each executive officer. The Committee, with recommendations from our Chief Executive Officer, approves the target incentive award for each participant (expressed as a percentage of base salary) annually. Our Named Executive Officers had the following bonus targets (expressed as a percentage of their base salary) for the 2011 (the first portion of which is paid in 2012) and 2012 (the first portion of which is paid in 2013) accident years: Mr. Michelson—100%; Ms. McGraw—50%; Mr. Phillips—70%; Mr. Monda—50%; Mr. Gonzales—50%. The bonus targets for each Named Executive Officer reflect their respective individual impact on our financial results and individual performance objectives. According to the terms of Mr. Michelson’s employment agreement, his target bonus is set at 100% of his base salary for each year during the term of the agreement.

With the exception of himself, our Chief Executive Officer recommends to the Committee the allocation of the annual accident year bonus pool to each participant, considering the individual’s targeted bonus, contributions relative to his or her individual performance objectives and the performance of other participants relative to their individual objectives. There is no specific weighting attributed to any one factor in the evaluation, and the objectives are generally measured by substantial completion, or with respect to financial targets, substantial achievement. Our Chief Executive Officer subjectively reviews the achievement of each Named Executive Officer’s objectives, considers their overall discharge of their responsibilities as executives, as well as any corporate objectives applicable for the accident year and determines the amount of bonuses that should be paid, and the Compensation Committee reviews such determinations. The Committee has the ability, and has in the past exercised its discretion, to adjust a Named Executive Officer’s bonus based on the Committee’s own or the Chief Executive Officer’s recommendation.

Mr. Michelson’s 2012 and 2011 objectives included researching and identifying niches for new product offerings and product extensions to continue growth in the Company’s business components, maximizing investment yield, capital management, potential acquisition target research, staffing and succession planning initiatives, achieving a return on shareholders’ equity target of 12.4% for 2012 and 15% plus the rate of inflation for 2011, attainment of an overall gross premiums written target of $531 million for 2012 and $517 million for 2011, achievement of a corporate after-tax profit plan, inclusive of investment income, of $45.6 million for 2012 and $46.5 million for 2011 and, to be determined on a subjective basis, overall company operating and financial performance.

Specific 2012 and 2011 individual objectives for Mr. Phillips included accountability for assigned products achieving top line plans of gross premiums written of $531 million for 2012, and $517 million for 2011, ensuring that non-product departments achieve their departmental objectives, pursuit and achievement of growth objectives, including development of specified new product(s), research and development of new product niches, identifying talent and distribution sources, assisting with acquisition research, and involvement in and presence at appropriate sales, industry and association meetings.

Ms. McGraw’s 2012 and 2011 objectives included leading and managing our SEC and statutory financial filings processes, managing or assisting in strategic initiatives, serving as liaison to our Audit Committee and external auditors, continued promotion of process efficiencies, active management of our finance and accounting functions, including ensuring that the functions are adequately staffed and trained, supporting and enhancing key regulatory, banking, corporate governance and rating related obligations and relationships, and managing or assisting in capital adequacy and corporate tax planning.

Specific 2012 and 2011 objectives for Mr. Monda included management of our investment portfolio within our investment policy guidelines including achievement of returns consistent with established benchmarks including Barclays Intermediate Aggregate Index, Merrill Lynch Preferred Stock, Agency and Treasury Indices, and S&P 500 Index, development and management of relationships with investment service vendors, active management of our investor relations function including managing relationships with analysts and responsiveness to investors, active management of our reinsurance and corporate services functions and facilities, and administrative oversight of the internal audit function, including responsibility for enterprise risk management initiatives.

Mr. Gonzales’ 2012 and 2011 objectives included serving as our lead in-house legal counsel, supporting strategic business initiatives, management of our legal and regulatory compliance functions, serving as liaison to our Board of Directors, management of our corporate records, development of legal and regulatory staff, indirect oversight of the internal audit function and management of outside legal expenses.

For 2011 performance, after reviewing the Chief Executive Officer’s recommendations and subjectively reviewing each Named Executive Officer’s performance to objectives, the Committee determined that each Named Executive Officer, including our Chief Executive Officer, substantially completed or complied with his or her stated objectives. The Committee formally approved percentage allocations of the 2011 accident year bonus pool for the Named Executive Officers as follows: Mr. Michelson—16.1% ($260,825); Ms. McGraw— 6.4% ($103,722); Mr. Phillips—7.8% ($126,375); Mr. Monda—5.3% ($85,113); Mr. Gonzales—5.5% ($88,673). Subject to adjustment due to development in 2011 accident year results, approved amounts for the 2011 accident year bonus pool are to be paid over a three-year period (50% in 2012, 35% in 2013, 15% in 2013). Each Named Executive Officer was paid 50% of his or her approved amount for the 2011 accident year in March of 2012.

Similarly, in February of 2013, for the 2012 accident year bonus pool, the Committee formally approved percentage allocations of the 2012 accident year bonus pool for the Named Executive Officers as follows: Mr. Michelson—15.5% ($351,003); Ms. McGraw—8.2% ($185,692), Mr. Phillips—6.5% ($147,195), Mr. Monda—7.0% ($158,517), and Mr. Gonzales—7.0% ($158,517). Subject to adjustment due to development in 2012 accident year results, approved amounts for the 2012 accident year bonus pool are to be paid over a three-year period (50% in 2013, 35% in 2014, 15% in 2015). Each Named Executive Officer was paid 50% of his or her approved amount for the 2012 accident year in March of 2013.

Long Term Incentive Plan Awards. Incentive awards represent an important part of our performance-based compensation system. The Compensation Committee believes that our shareholders’ interests are served by aligning our executives’ interests with those of our shareholders through the award of incentive compensation like stock options and restricted shares. The Committee has several award alternatives under our LTIP, including stock options, stock appreciation rights, performance units and shares, restricted shares, deferred shares and other similar awards.

Our Compensation Committee has typically approved LTIP awards in the form of stock options to officers only in connection with their initial employment or promotion. The exercise price of our stock option awards granted has been the closing market price on the date of grant, which is typically the date of the applicable officer’s hire or promotion unless a different price is established at the discretion of the Compensation Committee. The amount of each award has been based upon the level of the officer. As previously noted, our Compensation Committee reviewed our historical LTIP awards and determined that awarding performance shares and position shares will further align our executives’ interests with those of our shareholders, and appropriately compensate our officers in conjunction with other aspects of their compensation and individual performance. These awards will cliff vest three years after the date of grant or such earlier date as specified by the Compensation Committee, and will be based on an officer’s position and our performance.

Retirement Plan Contribution. In addition to the other forms of compensation described above, we may make a discretionary retirement contribution to every employee’s, including our Named Executive Officers’, 401(k) plan account. In March 2013, each Named Executive Officer received an amount equal to $6,875 as a company contribution to his or her 401(k) account.

Perquisites. We believe our Named Executive Officers are most effectively motivated by the types of compensation noted above. We do, however, make limited use of certain perquisites to attract and retain our key executives and to support their ability to further our business objectives. All our Named Executive Officers are eligible for our company car program, which includes Company payment of reasonable monthly auto payments, as well as gas and maintenance on the vehicles, and all vehicles are covered by our corporate automobile insurance policy. In addition, all Named Executive Officers receive supplemental long term disability insurance and, as a supplemental health benefit, are eligible to receive additional short term disability payments if their paid time off (“PTO”) is exhausted while awaiting eligibility for long term disability. All officers, including subsidiary officers, also receive an additional five days of PTO annually. Finally, although there is no associated incremental cost, our executive officers also have occasional access to our corporate season tickets for sporting events, when the tickets are not being used for business purposes.

Employment Agreements. In 2007, we entered into an Employment and Non-Competition Agreement with Mr. Michelson. We entered into this agreement to help us ensure a successful transition of the position of Chief Executive Officer from our prior chief executive officer to Mr. Michelson. In addition, we were party to an Employee Retention Agreement with Mr. Michelson, which included a retention bonus for Mr. Michelson to stay employed with us for the long-term, and which was paid to Mr. Michelson in 2012. We entered into this agreement in 1997 to secure Mr. Michelson’s employment and to retain his services. These agreements are described in detail under the section titled “Potential Payments Upon Termination or Change in Control” on page 34. None of our other Named Executive Officers are parties to any types of employment agreements.

Tax and Accounting Considerations

Management and the Compensation Committee consider Section 162(m) of the Internal Revenue Code, which generally limits the deductibility of executive pay in excess of one million dollars, and which specifies the requirements for the “performance-based” exemption from this limit, when determining annual compensation. The Compensation Committee has the opportunity to review with our senior management any potential tax implications before making decisions regarding compensation. When reviewing preliminary recommendations, and in connection with approving the terms of a long term incentive award, the Committee may also consider the accounting implications of a given award, including the estimated expense and/or dilutive considerations. The Compensation Committee reserves the right to grant non-deductible compensation when it is deemed to be in the best interest of shareholders.

Change of Control Payments

Long Term Incentive Plan. Our LTIP provides for accelerated benefits to participants in the event of a change of control. Such acceleration is within the Committee’s sole discretion. Included in each award agreement is a provision requiring the acceleration of awards in the event of death or permanent disability of the grantee, or a change in control in the Company. Generally, a change in control will be deemed to have occurred if (1) any person or group becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities (subject to certain exceptions), (2) there is a change in the majority of our Board of Directors, (3) certain corporate reorganizations take place where the existing shareholders do not retain more than 51% of the combined voting power of the outstanding securities or (4) our shareholders approve a complete liquidation or dissolution. We chose these change-in-control triggers based on an evaluation of market practices at the time we implemented our LTIP, tempered by the fact that more than 50% of our common shares are held by one shareholder.

Management Bonus Plan. In order to provide additional protection to our Named Executive Officers (and other participants), our Management Bonus Plan provides for the accelerated payment of awards in the event of certain termination of employment scenarios triggered by a Change in Control, as defined under our LTIP described above. For a further description of the potential payments due upon a change in control under the Management Bonus Plan, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 34.

Employment Agreement with Mr. Michelson. For a description of the terms of the employment agreement, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 34.

Employee Retention Agreement with Mr. Michelson. Although no benefits are accelerated upon a change in control, any successor entity was to assume our obligations to Mr. Michelson under the Employee Retention Agreement. For a description of the terms of this agreement, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control – Employee Retention Agreement with Mr. Michelson” on page 35.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company’s Form 10-K.

Members of the Compensation Committee:

Donald D. Larson, Chairman

Joseph E. (Jeff) Consolino

Theodore H. Elliott, Jr.

Keith A. Jensen

Vito C. Peraino

Joel Schiavone

Alan R. Spachman

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the annual and long-term compensation earned by our principal executive officer, our principal financial officer and the next three highest paid executive officers for the year ended December 31, 2012. Throughout the Proxy Statement, we refer to these officers together as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)(6)(7)	All Other Compensation ($) (4)	Total ($)
David W. Michelson,	2012	$390,000	$1,000,000	—	$449,413	$25,575	$1,864,988
President and Chief Executive Officer	2011 2010	390,000 367,509	— —	— 162,810	479,825 357,525	25,029 25,625	894,854 913,469
Julie A. McGraw,	2012	260,000	—	—	149,369	19,471	428,840
Vice President, Chief Financial Officer and Treasurer	2011 2010	225,087 206,502	— —	— —	148,563 134,138	18,017 17,955	391,667 358,595
Terry E. Phillips,	2012	265,000	—	—	194,484	21,632	481,116
Senior Vice President	2011 2010	254,962 234,988	— —	— —	198,236 176,386	23,616 22,616	476,814 433,990
Arthur J. Gonzales	2012	225,000	—	—	107,264	18,342	350,606
Vice President, Secretary and General Counsel	2011 2010	204,966 185,994	— —	— —	128,041 86,562	16,525 105,842	349,532 378,398
Gary N. Monda,	2012	205,000	—	—	126,438	20,729	352,167
Vice President and Chief Investment Officer	2011 2010	189,919 177,993	— —	— —	122,279 105,818	19,720 19,492	331,918 303,303

(1)	Represents the amount paid to Mr. Michelson on June 1, 2012 in accordance with the terms of his Employee Retention Agreement.
(2)	Represents the aggregate grant date fair value of a restricted share award and stock bonus made in 2010, as computed under FASB ASC 718.
(3)	Represents the amounts earned by the Named Executive Officers under the Management Bonus Plan for accident years 2010-2012 which is discussed further in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Program and Compensation of Named Executive Officers—Annual Management Bonuses” section in this Proxy Statement.

(4)	The amounts in the All Other Compensation column are comprised of the following compensation items:

	Year	Perquisites and Other Personal Benefits ($) (5)	Company Contributions to Retirement Plan ($)	Total ($)
David W. Michelson	2012 2011 2010	$18,225 17,679 18,275	$7,350 7,350 7,350	$25,575 25,029 25,625
Julie A. McGraw	2012 2011 2010	12,121 10,667 10,605	7,350 7,350 7,350	19,471 18,017 17,955
Terry E. Phillips	2012 2011 2010	14,282 16,266 15,266	7,350 7,350 7,350	21,632 23,616 22,616
Arthur J. Gonzales	2012 2011 2010	10,992 9,175 100,372	7,350 7,350 5,470	18,342 16,525 105,842
Gary N. Monda	2012 2011 2010	13,379 12,370 12,142	7,350 7,350 7,350	20,729 19,720 19,492

(5)	Perquisites and other personal benefits include car allowances, use of corporate season tickets to sporting events and supplemental long-term disability insurance. Mr. Gonzales’ after-tax amounts for 2010 also include $50,000 toward the documented loss on the sale of his home in Illinois, and approximately $42,000 related to closing costs on this home. All perquisites are further discussed in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Program and Compensation of Named Executive Officers—Perquisites” section in this Proxy Statement.
(6)	Excluded from this column are estimated payouts for the 2012, 2011 and 2010 accident year results that will be paid contingent upon the employee’s continued employment with us over a three year period (50%, 35% and 15%), with the exception of Mr. Gonzales who had an accelerated payment schedule for his 2010 bonus (60%, 30%, 10%). Estimated payouts for these accident year results, which are subject to adjustment for development of accident year results, are as follows:

	2012	2011	2010
David W. Michelson	$351,003	$260,825	$643,125
Julie A. McGraw	185,692	103,722	169,810
Terry E. Phillips	147,195	126,375	246,787
Arthur J. Gonzales	158,517	88,673	161,737
Gary N. Monda	158,517	85,113	153,953

(7)	Non-equity incentive plan compensation paid in 2012 related to accident years 2009-2011. All named executive officers listed below satisfied the performance condition for these bonuses by being employed by us in 2012 when bonuses were paid. Mr. Gonzales’ accident year 2009 bonus was paid over two years (70% and 30%) and therefore he was not owed bonus compensation for this accident year in 2012. The 2012 bonus payments are comprised of the following accident year related amounts:

	AY 2011	AY 2010	AY 2009	Total
David W. Michelson	$171,973	$223,440	$54,000	$449,413
Julie A. McGraw	68,388	58,997	21,984	149,369
Terry E. Phillips	83,324	85,741	25,419	194,484
Arthur J. Gonzales	58,466	48,798	—	107,264
Gary N. Monda	56,119	53,488	16,831	126,438

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($) (1)	Target ($)	Maximum ($)
David W. Michelson	(2)	$0	$390,000	(3)
Julie A. McGraw	(2)	0	130,000	(3)
Terry E. Phillips	(2)	0	185,500	(3)
Arthur J. Gonzales	(2)	0	112,500	(3)
Gary N. Monda	(2)	0	102,500	(3)

(1)	Our Management Bonus Plan, as discussed in further detail in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Program and Compensation of Named Executive Officers—Annual Management Bonuses” section in this Proxy Statement, does not provide for a minimum performance level; therefore the threshold is zero. Payment of bonuses is contingent upon the participant being employed with us on the date of payment and therefore bonuses are not considered individually earned until paid.
(2)	There is no grant date for the non-equity incentive plan awards made under our cash-based Management Bonus Plan.
(3)	The Management Bonus Plan does not set a maximum amount that could be paid to a Named Executive Officer. In the 2012 plan, there was $2.3 million available for potential bonus payments to all plan participants. Accordingly, the maximum that any one person could be paid would theoretically be $2.3 million, although this would mean that no other participants in the Management Bonus Plan would receive a bonus payment.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

AND GRANTS OF PLAN-BASED AWARDS TABLE

Non-Equity Incentive Plan Awards

Our bonuses are tied to underwriting performance measured on an accident-year basis and are adjusted annually. Bonuses are payable over a three-year period for the 2012 accident year. The recipient must be employed when the bonus is paid in order to be entitled to receive such bonus award.

Each year, our Named Executive Officers are given a target bonus percentage of their base salaries. For 2012, target percentages were as follows: Mr. Michelson—100%, Ms. McGraw—50%, Mr. Phillips—70%, Mr. Monda—50%, and Mr. Gonzales—50%. Actual payouts are reflected in the Summary Compensation Table. The Compensation Committee determined actual bonus percentages for the 2012 accident year and reviewed the recommendations of the Chief Executive Officer, which were based off of both corporate objectives and specific individual performance objectives. The actual estimated total payouts for 2012 accident year results are as follows: Mr. Michelson—$351,003, Ms. McGraw—$185,692, Mr. Phillips—$147,195, Mr. Monda—$158,517, and Mr. Gonzales—$158,517. This bonus, subject to adjustment due to the development of 2012 accident year results, will be paid in the following installments; 50% in 2013, 35% in 2014 and 15% in 2015. The terms of our Management Bonus Plan are discussed in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Program and Compensation of Named Executive Officers—Annual Management Bonuses” section on page 24 of this Proxy Statement.

Stock Bonus and Restricted Share Awards

The amount in the “Stock Awards” column of the Summary Compensation table represents a restricted share award granted to Mr. Michelson under our LTIP. In March of 2010, Mr. Michelson received a restricted share award of 4,500 shares, of which 2,700 shares vested on March 2, 2011, and 1,800 shares vested on March 2, 2012. Pursuant to the terms of our LTIP, restricted share awards have dividend and voting rights equivalent to those of our other outstanding common shares. Additionally, restricted share awards allow for the grantee to surrender a portion of the common shares that become vested to pay for any tax withholding obligation.

Employment Agreement

The targets and compensation amounts we pay to Mr. Michelson in salary, bonus and perquisites were determined according to his employment agreement. For further discussion of this employment agreement, see the “Potential Payments Upon Termination or Change in Control” section on page 34 of this Proxy Statement.

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our Named Executive Officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option /SAR Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
David W. Michelson	—	—	$—	N/A	60,000	$1,729,200
Julie A. McGraw	39,800	—	21.81	1/9/2016	—	—
Terry E. Phillips	16,035	—	13.50	2/2/2015	—	—
	5,053	—	19.79	8/15/2015	—	—
Arthur J Gonzales	24,000	16,000	22.95	2/17/2019	—	—
Gary N. Monda	19,500	—	13.50	2/2/2015	—	—

(1)	This column includes stock options that were fully exercisable at December 31, 2012.
(2)	These options vest each January 1, with 8,000 vesting on January 1, 2013 and 8,000 vesting on January 1, 2014.
(3)	These shares vest each January 1, with 12,000 shares vesting each year through 2017.
(4)	The value of restricted shares that have not vested is calculated by multiplying the number of the non-vested shares by $28.82, the closing market price of our common shares at December 31, 2012.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
David W. Michelson	80,000	843,600	13,800	$339,150
Julie A. McGraw	—	—	—	—
Terry E. Phillips	29,947	131,455	—	—
Arthur Gonzales	—	—	—	—
Gary N. Monda	15,500	212,195	—	—

(1)	Represents the difference between the per share market price of the underlying common shares at exercise and the per share exercise price or base price of the stock options exercised.
(2)	Represents the number of shares of stock acquired upon vesting multiplied by the market value of the underlying shares on the vesting dates.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We have an Employment and Non-Competition Agreement with Mr. Michelson, our President and Chief Executive Officer. We also had an Employee Retention Agreement with Mr. Michelson. In addition, our LTIP and Management Bonus Plan each provide for the acceleration of awards and vesting upon a change in control or a termination following a change in control. These plans do not discriminate as to scope or terms in favor of our Named Executive Officers, but awards under these plans are made to a very limited group of senior management employees. All terms are generally applicable to all participants in such plans.

The following narrative discussion summarizes the various agreements or arrangements that could provide benefits to one of our Named Executive Officers upon a termination or change in control.

Employment Agreement with Mr. Michelson

On March 12, 2007, we entered into an Employment and Non-Competition Agreement with Mr. Michelson pursuant to which he agreed to serve as our President and Chief Operating Officer. We included a copy of Mr. Michelson’s agreement as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Effective January 1, 2008, we amended Mr. Michelson’s agreement to account for his promotion to Chief Executive Officer. We included a copy of the amendment to Mr. Michelson’s agreement as an exhibit to our Current Report on Form 8-K filed on January 4, 2008. Although we have summarized key provisions in this discussion, shareholders are encouraged to read the entire documents for additional detail.

The initial term of Mr. Michelson’s employment agreement was from January 1, 2007 through January 2, 2009, after which the term continues unless and until one party gives the other 90 days advance written notice of termination. Effective as of January 1, 2008, we promoted Mr. Michelson to Chief Executive Officer and, in connection with the promotion, amended his agreement to increase his base salary to $350,000 per year, subject to review and potential increase but not decrease, and to provide that he will be eligible to receive an annual bonus with a target equal to 100% of his base salary for each year, as long as he remained employed by us, subject to the terms and conditions of our Management Bonus Plan. The agreement provides for certain perquisites during its term (car allowance and standard office perquisites), paid time off and participation by Mr. Michelson in our LTIP and benefit plans in effect from time to time. The agreement also subjects Mr. Michelson to non-competition and non-solicitation covenants.

If Mr. Michelson’s employment is terminated by us without cause, upon Mr. Michelson’s death or disability, or by Mr. Michelson for good reason or upon the Company’s failure to renew the term of the agreement, we will pay and provide to Mr. Michelson (1) his base salary at the rate in effect immediately before the termination through the first anniversary of his termination date, (2) prior year bonuses as if he were actively employed through the scheduled date of payment, (3) a pro rata portion of any bonus he would have received under the Management Bonus Plan had his employment continued through the year of termination and (4) full vesting of any unvested stock options.

The terms “cause” and “good reason” are each defined in the agreement. Cause means (1) a conviction of a felony, (2) dishonesty or willful misconduct that is materially detrimental or adverse to our best interests, (3) violation of non-competition or non-solicitation covenants or (4) abandonment or continuing neglect of duties. Good reason means (1) a material reduction in base salary, (2) a decrease of a target bonus opportunity below 100% of Mr. Michelson’s base salary, (3) a significant reduction of his duties, responsibilities or position or (4) a material change in his principal place of employment.

Employee Retention Agreement with Mr. Michelson

We had an Employee Retention Agreement with Mr. Michelson, a copy of which was included as an exhibit to our Current Report on Form 8-K filed on January 4, 2008. Under the terms of this agreement, Mr. Michelson received a one-time lump sum payment of $1,000,000 on June 1, 2012.

Long Term Incentive Plan

Our LTIP provides for the acceleration of the lapse of restrictions on restricted shares, and the acceleration of vesting of stock option awards, upon a change in control, death, disability, retirement or hardship. The change in control triggers are described in the section titled “Compensation Discussion & Analysis—Change of Control Payments” on page 27 of this Proxy Statement. Although such acceleration is not automatic, the Compensation Committee has consistently exercised its discretion to include an acceleration mechanism in each stock option and restricted share award agreement with all participants, including our Named Executive Officers on the basis of a change in control, death or disability. We do not make payments to any Named Executive Officer under the LTIP if he or she would receive the same payment under another agreement.

Management Bonus Plan

In the event of a change in control and if prior to the first anniversary of the change in control we terminate a participant’s employment other than for cause, or a participant terminates his or her employment for good reason, then we will pay to such participant a lump sum cash distribution of his or her unpaid bonus awards within 10 days following the date of his or her termination of employment. This amount is prorated if the change in control and termination occur during a performance period (and after the applicable awards have been established for such period). Mr. Michelson receives these payments under his employment agreements, as described in the table below.

The terms “cause” and “good reason” are defined in the Management Bonus Plan. Cause means (1) a material failure to perform duties, (2) commission of a felony or any crime involving dishonest acts or (3) a breach of fiduciary duties or a material violation of any corporate governance and ethics policies. Good reason means (1) a material reduction in base salary, (2) a material reduction of authority, duties or responsibilities or (3) a material change in the participant’s principal place of employment.

The following table summarizes the amounts payable under the agreements and plans described above to Named Executive Officers upon termination under specified circumstances or upon a change in control, assuming such triggering event occurred on December 31, 2012.

Event	David W. Michelson	Julie A. McGraw	Terry E. Phillips	Arthur J. Gonzales	Gary N. Monda
Michelson’s Employment Agreement
Termination without Cause or failure to renew term, upon death or disability, or by Mr. Michelson for Good Reason (1)	$1,126,940	N/A	N/A	N/A	N/A

Long Term Incentive Plan (2)
Change in Control, death, disability, or acceleration of vesting of stock options and the lapse of restrictions on restricted shares (3)	$1,729,200	$—	$—	$93,920	$—

Management Bonus Plan
Termination other than for Cause or by named executive officer for Good Reason within one year following a Change in Control (4)	N/A	$252,271	$235,654	$210,721	$215,839

(1)	This amount represents Mr. Michelson’s salary and bonus. In addition, Mr. Michelson’s amount includes the acceleration of vesting of prior year bonuses under the Management Bonus Plan.
(2)

The value of restricted shares reported in this table is calculated by multiplying the number of the restricted shares by $28.82, the closing market price of our common shares at December 31, 2012. The value of stock options reported in this table represents the difference between the exercise price of the participant’s stock options and $28.82, the closing market price of our common shares at December 31, 2012, multiplied by the number of unvested options held by the participant on December 31, 2012. Ms. McGraw’s, Mr. Monda’s and Mr. Phillips’ stock options were fully vested at December 31, 2012 and, therefore, their current amounts are zero.
(3)	Mr. Michelson’s total includes the lapse of restrictions on restricted shares under the Long Term Incentive Plan. Mr. Michelson has no outstanding stock options.
(4)	Mr. Michelson’s prior year bonuses payable under the Management Bonus Plan are included in his employment agreement totals.

2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	All Other Compensation	Total ($)
Joseph E. (Jeff) Consolino (1)	$66,250	$—	$66,250
Theodore H. Elliott, Jr.	59,375	—	59,375
Gary J. Gruber (2)	—	—	—
Keith A. Jensen (2)	—	—	—
Vito C. Peraino (2)	—	—	—
Donald D. Larson (2)	—	—	—
David W. Michelson	—	—	—
Joel Schiavone	62,375	—	62,375
Alan R. Spachman (3)	79,000	35,000	114,000

(1)	Mr. Consolino received his quarterly retainer and meeting fees in common shares in lieu of cash pursuant to an annual election.
(2)	These directors did not receive compensation for their participation on our Board of Directors because they were employed by us, our parent company, GAIC or AFG during 2012. GAIC is a wholly-owned subsidiary of AFG.
(3)	Amounts represent Mr. Spachman’s retainer for service as Chairman of the Board ($65,000), certain expenses including office expenses, expenses related to health, life, dental and disability coverage, vehicle related expenses and country club dues ($35,000), and meeting fees.

Prior to 2013, each independent director received an annual retainer of $40,000. The Chairman of the Board received an annual retainer of $65,000. The chairperson of the Audit Committee received an additional $15,000 retainer and independent directors, who are members of the Audit Committee, received an additional $7,500 retainer. If an independent director, the chairperson of the Compensation Committee would have received an additional $5,000 annual retainer and the chairperson of the Nominating/Governance Committee would have received an additional $2,500 retainer. The chairperson of the Steering Committee did not receive a retainer in addition to meeting fees, but would have received $2,000 for each Steering Committee meeting attended in person and $1,000 for each Steering Committee meeting attended via telephone. Independent directors and the Chairman of the Board received $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended via telephone. Independent directors received $1,000 for each committee meeting attended regardless of whether attendance was in person or via telephone.

The independent directors and Chairman of the Board did not receive multiple fees if a committee held a meeting on the same day or within one day of a Board meeting, but did receive multiple fees if multiple days of committee meetings occurred not within one day of a Board meeting.

Effective in 2013, the Board and Compensation Committee approved an annual retainer for independent directors of $50,000. All other retainers and meeting fees remain unchanged from 2012. The increased retainer will begin starting with the Board’s meeting in May of 2013, and the increase will be prorated for the year. The independent directors will not receive multiple fees if a committee holds a meeting on the same day or within one day of a Board meeting, but will receive multiple fees if multiple days of committee meetings occur not within one day of a Board meeting. We will continue to reimburse independent directors for reasonable travel expenses incurred in connection with their services as directors, and any director who is also our employee or an employee of AFG or GAIC will not receive any compensation or expense reimbursements for serving as a director or committee member. As such, our Chairman of the Board, Joseph E. (Jeff) Consolino, will not receive a retainer for serving in such capacity.

Our independent directors may elect on an annual basis to receive their retainers and/or meeting fees in common shares in lieu of cash. During 2012, Mr. Consolino made this election and received his Board retainer and meeting fees in common shares. The ability for our independent directors to make such an election was originally approved by the full Board of Directors in 2006 and is reconsidered annually. We value the shares as of the close of the last trading day of each calendar quarter. We pay any fractional share amounts in cash.

CORPORATE GOVERNANCE, COMMITTEE DESCRIPTIONS AND REPORTS

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating/Governance Committee and a Steering Committee. Below are general descriptions of the primary responsibilities of these four board committees. To review the full text of the Charter for each of the Audit Committee, Compensation Committee and Nominating/Governance Committee, investors should access the Corporate Governance page on our corporate Investor Relations website at http://invest.natl.com. We will provide a copy of any Committee Charter to any investor free of charge upon written request.

Audit Committee

The Audit Committee performs the following functions, among others:

•	recommends the appointment of our independent registered public accounting firm;

•	reviews the results and scope of the independent registered public accounting firm’s audit and the services provided by the independent registered public accounting firm;

•	reviews compliance with legal and regulatory requirements;

•	evaluates our audit and internal control functions; and

•	ensures the integrity of our financial statements.

The Audit Committee is currently comprised of the following three Directors: Mr. Elliott, Mr. Schiavone and Mr. Schwegman, who serves as the chairperson of the Audit Committee. The Board of Directors has determined that all of the members of the Audit Committee are independent in accordance with NASDAQ Stock Market’s listing standards and Securities and Exchange Commission regulations. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements. The Board of Directors has determined that Mr. Schwegman is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations. The Audit Committee met seven times during 2012, during which time Mr. Consolino was an independent member of our Board and served as Chairman of the Committee.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements. The Audit Committee is currently comprised of three Directors and operates under its written charter. One of the primary responsibilities of the Audit Committee is to oversee the Company’s financial and accounting management and the independent registered public accounting firm. The Committee is also responsible for advancing the professional and ethical conduct of the Company’s directors and officers.

It is the responsibility of management to ensure that adequate internal controls are in place and that financial reports are completed in conformity with generally accepted accounting principles. The financial statements are the responsibility of the Company’s management. The independent registered public accounting firm is responsible for expressing an opinion on these financial statements and on the internal controls over financial reporting based on their audit. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. It is also not the responsibility of the Audit Committee to set or determine the adequacy of the Company’s reserves.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the audited financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements and the audit of internal control over financial reporting with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Section AU 380, “Communications with Audit Committees.”

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures and the letter required by the PCAOB and disclosures required by the Audit Committee Charter, and the Committee discussed with the independent registered public accounting firm that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of the Company.

Based on the Committee’s discussions with management and the independent registered public accounting firm, and the Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

March 5, 2013	Members of the Audit Committee: Donald W. Schwegman, Chairman Theodore H. Elliott, Jr. Joel Schiavone

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to us by our independent registered public accounting firm. The Audit Committee delegates authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.

Nominating/Governance Committee

The Nominating/Governance Committee performs the following functions, among others:

•	develops criteria for Director selection;
•	recommends to the full Board of Directors the Director-nominees to stand for election at the Annual Meetings of Shareholders; and
•	recommends to the Board of Directors our corporate governance principles.

The Nominating/Governance Committee is comprised of the following four Directors: Mr. Gruber, Mr. Peraino, Mr. Larson and Mr. Schiavone. We are not required to have a majority of independent directors on our Nominating/Governance Committee as would otherwise be required by the rules of the NASDAQ Stock Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Mr. Schiavone is the only member of the Committee who is independent under these rules. Mr. Gruber serves as chairperson of the Nominating/Governance Committee. The Committee reported at full Board meetings, and met twice independently during 2012.

Our Nominating/Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed and recommending to the Board director-nominees for the next Annual Meeting of Shareholders. The Nominating/Governance Committee will recommend nominees for directorship to the Board in accordance with the principles in its charter. When considering an individual candidate’s suitability for the Board, the Nominating/Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment and availability and willingness to take the time necessary to properly discharge the duties of a director. The Committee will make its determinations on whether to nominate an individual based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. While the Committee does not have a formal policy with respect to the consideration of diversity in identifying director nominees, it does consider diversity when evaluating potential nominees, including differences in viewpoint, background, experience and skills. The Committee’s policy is to consider nominees for the Board who are recommended by shareholders entitled to vote at the annual meeting, in accordance with the Director Nomination Procedures and Criteria contained in Exhibit A to the Committee’s charter. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. The Committee evaluates each candidate utilizing the same criteria, whether such candidate was nominated by the Board or a shareholder.

The Nominating/Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this Proxy Statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Nominating/Governance Committee did not pay any fee to a third party to assist it in identifying or evaluating nominees. For information regarding a nomination made by Alan R. Spachman, one of our Directors, please see the section titled “Proposal No.1 Election of Class I Directors.”

Compensation Committee

The Compensation Committee performs the following functions, among others:

•	discharges the Board of Directors’ responsibilities relating to establishing and/or approving compensation of our Directors and executive officers;

•	administers our equity compensation programs, including our LTIP;

•	produces an annual report on executive compensation for inclusion in our Proxy Statement;

•	reviews corporate goals and objectives relative to executive compensation;

•	evaluates our chief executive officer’s performance in light of corporate objectives; and

•	sets our chief executive officer’s compensation based on the achievement of corporate objectives.

The Compensation Committee is comprised of the following seven Directors: Mr. Consolino, Mr. Elliott, Mr. Jensen, Mr. Larson, Mr. Peraino, Mr. Schiavone, and Mr. Spachman. Mr. Elliott and Mr. Schiavone are independent in accordance with the NASDAQ Stock Market’s listing standards and are outside directors under the definitions of Section 162(m) of the Internal Revenue Code. Mr. Larson serves as chairperson of the Compensation Committee. We are not required to meet independence requirements under the rules of the NASDAQ Stock Market due to the “controlled company” exemption that applies to companies where more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Our Compensation Committee meets every February independent from the Board and more frequently as necessary with respect to compensation matters. The Committee met four times independent of the full Board meetings in 2012. The Committee has also acted in connection with regularly scheduled Board meetings to address a specific compensation matter or other topics required by its Charter. We have established processes and procedures for the consideration and determination of executive officer and director compensation. Our Chief Executive Officer works closely with the Compensation Committee by making recommendations for base salary, annual incentive bonus, and long term incentive awards for our other executive officers. The Compensation Committee has broad authority with respect to compensation matters. It reviews the recommendations of our Chief Executive Officer, deliberates and makes any necessary adjustments, and approves all compensation elements for our executive officers, including for our Chief Executive Officer. We have followed a similar process in establishing compensation for our independent directors. The Compensation Committee does not delegate its authority to other persons, except that it has adopted a standing resolution approving the grant of stock options to purchase

20,000 common shares to any newly elected assistant vice president, our lowest tier of officer. Such a grant must be in accordance with the terms of the resolution, our LTIP and our standard award agreements. To date, neither our management nor the Compensation Committee has engaged a compensation consultant.

Steering Committee

The Steering Committee performs the following functions, among others:

•	reviews and approves our primary corporate operating objectives and annual operating plans;

•	monitors our compliance with our primary operating objectives; and

•	evaluates our overall effectiveness in meeting our annual operating plans and objectives.

The Steering Committee is comprised of the following four Directors: Mr. Spachman, Mr. Jensen, Mr. Larson and Mr. Schiavone. Mr. Spachman serves as chairperson of the Committee. Decisions by the Steering Committee will be advisory in nature and recommendations of the Committee will be subject to full Board review and approval. The Steering Committee met two times independent of the full Board in 2012.

Executive Sessions

Our independent directors meet regularly in executive session.

Board Structure and Risk Oversight

Mr. Michelson serves as our Chief Executive Officer and Mr. Consolino serves as the Chairman of our Board. Mr. Michelson also serves as a member of our Board. Our Board does not have a policy on the separation of the roles of chief executive officer and chairman. Instead, our Board has the authority to choose its chairman in any way it deems best for us at any given point in time. Accordingly, our Board reserves the right to vest the responsibilities of the chief executive officer and chairman in the same person or in two different individuals depending on what it believes is in our best interest. At this time, our Board has determined that separation of these roles most appropriately suits us. Our Board believes that this division of roles allows Mr. Michelson to focus more of his efforts toward the management of our business, and that there is no single leadership structure that would be most effective in all circumstances. The Board retains the authority to modify its structure to best address our circumstances as and when appropriate.

Our management is primarily responsible for assessing and managing our exposure to risk. Our Board is involved on an ongoing basis in the general oversight of our material, identified, enterprise-related risks. Each of our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and General Counsel, with input as appropriate from other members of management, report and provide relevant information directly to our Board on various types of identified, material operational, financial, investment, legal and business risks to which we are or may be subject, as well as mitigation strategies for certain key identified material risks. These reports, information and strategies are then reviewed, approved and monitored on an ongoing basis by our Board. Our Compensation Committee has oversight of compensation related risks. The role of our Board in our risk oversight processes has not affected our Board leadership structure or our day-to-day management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are party to several agreements with GAIC relating to reinsurance and underwriting. The terms of these agreements, as described below, were negotiated by us and GAIC. We believe that the terms of these agreements are comparable to those that we could obtain from independent third parties. We are also a party to certain reinsurance treaties with Validus Reinsurance, Ltd., a subsidiary of Validus Holdings, Ltd., as further described below. Additionally, we previously entered into an agreement with GAIC and our director, Alan Spachman, relating to registration rights and rights of first refusal to buy back their shares in certain circumstances. Our Board of Directors has approved the terms of these agreements.

Reinsurance, Underwriting and Other Arrangements

We are a party with GAIC to an Underwriting Management Agreement pursuant to which we agreed to underwrite and service policies of insurance related to public commercial transportation and recreation vehicles for a fee. Under the terms of the agreement, we pay GAIC a fee based on a percentage ranging from 1.5% to 3.0% of written premiums. The written premiums totaled approximately $2.4 million in 2012. During 2012, the fees we paid to GAIC under this agreement were approximately $37 thousand.

GAIC participates in our excess of loss treaties for public transportation, truck and Hawaii general commercial business. In 2012, premiums and losses ceded to GAIC under these treaties totaled $0.1 million and $1.1 million, respectively.

We, GAIC, and its affiliated insurance companies are also parties to a Reinsurance Agreement pursuant to which we assume all of the risk and exposure on the polices we administer under the terms of the Underwriting Management Agreement. We anticipate that these agreements will remain in force under the same terms and conditions for the foreseeable future. However, pursuant to its terms, the Underwriting Management Agreement may be terminated without cause by either party from time to time and is terminable immediately (but not automatically) upon termination of the related reinsurance treaty or if we no longer employed Mr. Spachman. To date, GAIC has not exercised its right to terminate the Underwriting Management Agreement on the basis of Mr. Spachman no longer being employed by us, and we do not expect GAIC to do so. Additionally, GAIC or AFG perform certain services for us without charge including, without limitation, actuarial services and on a consultative basis internal audit, legal, accounting and other support services. We believe, based on discussions with GAIC, that these services will continue to be provided from the affiliated entity in the future.

Effective October 1, 2012, we entered into an agreement with American Money Management Corporation (“AMMC”), a wholly-owned subsidiary of AFG, whereby AMMC will manage a portion of our investment portfolio at an annual cost of 15 basis points of the portfolio’s fair value. AMMC’s management of this portion of our portfolio commenced during the fourth quarter of 2012, with fees accrued for such services approximating $0.2 million at December 31, 2012.

Validus Reinsurance, Ltd. participates on one of our Hawaii property quota share reinsurance treaties and on a workers’ compensation excess of loss reinsurance treaty. In 2012, premiums ceded to Validus Reinsurance, Ltd. under these treaties totaled approximately $1.2 million and ceding commission to us was approximately $0.4 million. These treaties were negotiated at arms length through an independent reinsurance broker as part of our customary reinsurance evaluation and placement process. Our Chairman of the Board and former Audit Committee chair, Mr. Consolino, was the president and chief financial officer of Validus Holdings, Ltd., the parent of Validus Reinsurance, Ltd., and is currently a director of Validus Reinsurance, Ltd.

Registration Rights Agreement and Right of First Refusal

Upon the completion of our initial public offering, we entered into an agreement with GAIC and Mr. Spachman, pursuant to which we granted each of them registration rights in exchange for our right of first refusal to buy back their shares in connection with certain proposed sales of their common shares. Our right of first refusal will be triggered by any gift, bequest, sale, exchange, transfer, assignment or other disposition of all or any portion of the common shares owned, whether beneficially or of record, by either of Mr. Spachman or GAIC, other than the transfer of shares (1) in a charitable gift or a bequest, without consideration, so long as the number of common shares transferred to one person or group of related persons as a result of such gift or bequest or series of related gifts or bequests is less than 10.0% of our total issued and outstanding common shares immediately prior to such gift, (2) pursuant to an underwriting agreement, a purchase agreement or similar arrangement to which we, GAIC and/or Mr. Spachman are party relating to an underwritten public offering of our common shares, (3) in a public or privately negotiated sale, so long as, to the knowledge of the selling shareholder, each purchaser in such negotiated sale or series of negotiated sales, either alone or as a member of a group of related or affiliated purchasers, will not be the beneficial owner of 10.0% or more of our total issued and outstanding common shares immediately following such sale, (4) pursuant to a tender offer or exchange offer approved or recommended by at least two-thirds of our shareholders or (5) to any trust or other entity, for financial planning or estate planning purposes, without consideration, the primary beneficiary of which is Mr. Spachman or his lineal descendants.

Review, Approval or Ratification of Transactions with Related Parties

We have established procedures for reviewing transactions between us and our directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures help us evaluate whether any such related party transaction could impair the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Our Audit Committee charter specifically requires the Audit Committee to review and approve all related party transactions which are required to be disclosed under Item 404 of Regulation S-K, and to further consider and review possible conflicts of interest of current or former directors and executive officers. In addition, our Code of Ethics and Conduct requires our directors, executive officers and all employees to provide full disclosure of the circumstances surrounding any potential conflict of interest and refrain from any related decision making process. Directors and officers must provide this full disclosure to our General Counsel and the Audit Committee.

To capture all relevant information with respect to such transactions, we annually require each of our directors and executive officers to complete a Code of Ethics and Conduct and Conflict of Interest statement as well as a Director and Officer Questionnaire that, among other things, elicits information about related person transactions. Our General Counsel reviews the information disclosed in these documents, and reviews any unique circumstances potentially involving a related party transaction with our chief financial officer, other members of management and the Audit Committee, as warranted. The Audit Committee, and possibly the full Board, would review any specific fact patterns as required.

NOMINATIONS AND SHAREHOLDER PROPOSALS

In accordance with the Regulations, the only director candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. For a shareholder to properly nominate a candidate for election as a director at a meeting of our shareholders, the Regulations require the shareholder to (i) be a shareholder of record at the time of the giving of the notice of the meeting and at the time of the meeting, (ii) be entitled to vote at the meeting in the election of directors, and (iii) have given timely written notice of the nomination to the Secretary. To be timely, a shareholder’s notice must be received by the Secretary at our principal executive offices not later than the close of business on the 60th calendar day, and not earlier than the opening of business on the 90th calendar day, prior to the meeting. However, if the first public announcement of the date of the meeting is not made at least 100 days prior to the date of the meeting, which was the case for this year’s meeting, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the tenth calendar day after the first public announcement of the date of the meeting and not earlier than the opening of business on the 120th calendar day prior to the meeting. In all cases, a shareholder’s notice must set forth, as to each candidate, all of the information about the candidate required to be disclosed in a proxy statement complying with the rules of the Securities and Exchange Commission used in connection with the solicitation of proxies for the election of the candidate as a director. We will provide our shareholders who have complied with those procedures with a reasonable opportunity at the meeting to nominate candidates for the office of director.

Pursuant to the Regulations, the deadline for submitting the nominations for the 2013 Annual Meeting of Shareholders passed on April 1, 2013 since we publicly announced the date of the meeting on March 22, 2013. Alan R. Spachman, one of our current directors, has notified us that he has nominated his son for election as a director at the 2013 Annual Meeting of Shareholders. No other nominations of persons for election as directors were submitted to us by the deadline pursuant to the advance notice provisions of the Regulations.

Our proxy materials for the 2013 Annual Meeting of Shareholders will be mailed on or about April [—], 2013. The proxy grants authority to the presiding officer to determine in his discretion whether business sought to be brought before any annual meeting or special meeting of the shareholders is properly presented at the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2014 Annual Meeting of Shareholders, it must be received by us by March [—], 2014. Additionally, a shareholder may submit a proposal for consideration at the 2014 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Section 8(c) of the Regulations. In general Section 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the Annual Meeting date, except that if the first public announcement of the date of the Annual Meeting is not made at least 100 days prior to the date of the Annual Meeting, notice by the shareholder will be timely if it is delivered or received not earlier than the 120th calendar day prior to the annual meeting.

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before the close of business on the 120th calendar day prior to the mailing date for next year’s Annual Meeting of Shareholders or approximately December [—], 2013. We suggest that all proposals be sent by certified mail, return receipt requested.

Our proxies for the 2013 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Section 8(c). For business to be properly requested by a shareholder to be brought before the 2013 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Section 8(c), not just the timeliness requirements set forth above.

COMMUNICATIONS WITH DIRECTORS

Our Board of Directors has adopted procedures for shareholders or other interested parties to send written communications to an individual director or the Board as a group. Shareholders or other interested parties should clearly address such communications either to the Board of Directors or any or all of the non-management directors, at the election of the shareholder, and send to the following, who will forward any communications so received:

National Interstate Corporation

ATTN: Secretary

3250 Interstate Drive

Richfield, Ohio 44286

CODE OF ETHICS AND CONDUCT

Our Board of Directors adopted a Code of Ethics and Conduct applicable to our directors, officers and employees. The Code of Ethics and Conduct is available on our Investor Relations website at http://invest.natl.com and upon written request to our Secretary, the address of whom is set forth immediately above. We intend to disclose amendments and any waivers to the Code of Ethics on our website.

Appendix A

INFORMATION CONCERNING PARTICIPANTS IN NATIONAL INTERSTATE CORPORATION’S SOLICITATION OF PROXIES

The following tables (“Directors and Nominees” and “Officers and Employees”) identify the name and business address, including the name and address of any corporation or other organization in which their employment is carried on, of our directors and director nominees, and the name, present principal occupation, and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be participants in our solicitation of proxies from our shareholders in connection with our 2013 Annual Meeting of Shareholders (the “Annual Meeting”).

Directors and Nominees

The principal occupations of our directors and director nominees who are considered participants in our proxy solicitation are set forth above under the caption “Proposal No. 1 Election of Class I Directors” in this Proxy Statement. The following table does not include Alan R. Spachman, one of our current Class II directors, as we have received notice that he has nominated his son for election as a Class I director at the Annual Meeting, and accordingly, we believe that Mr. Alan Spachman may not support one or more of our nominees. The name, business address and address of the organization of employment of each of our other directors and director nominees are as follows:

Name	Business Address	Address of Organization of Principal Occupation or Employment
Nominees for Election as Class I Directors
Joseph E. (Jeff) Consolino	c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286	American Financial Group, Inc. 301 East Fourth Street Cincinnati, Ohio 45202
Theodore H. Elliott, Jr.	c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286	Prime Capital Management Company, Inc. 20 Woodland Drive Darien, Connecticut 06820
Gary J. Gruber	c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286	Great American Insurance Company 301 East Fourth Street Cincinnati, Ohio 45202
Donald D. Larson	c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286	Great American Property & Casualty Insurance Group 301 East Fourth Street Cincinnati, Ohio 45202
David W. Michelson	c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286	National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286

Donald W. Schwegman	c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286	Retired

Name	Business Address	Address of Organization of Principal Occupation or Employment
Class II Directors
Keith A. Jensen	c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286	Retired
Vito C. Peraino	c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286	American Financial Group, Inc. 301 East Fourth Street Cincinnati, Ohio 45202
Joel Schiavone	c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286	Self-employed 439 North River Street Guilford, Connecticut 06437

Officers and Employees

The principal occupations of our officers and employees who are considered participants in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with us, and the business address for each person is National Interstate Corporation, 3250 Interstate Drive, Richfield, Ohio 44286.

Name	Principal Occupation
David W. Michelson	Director, President and Chief Executive Officer
Julie A. McGraw	Vice President, Chief Financial Officer and Treasurer
Anthony J. Mercurio	Executive Vice President and Chief Operating Officer
Terry E. Phillips	Senior Vice President
Arthur J. Gonzales	Vice President, General Counsel and Secretary
Gary N. Monda	Vice President and Chief Investment Officer

Information Regarding Ownership of National Interstate Corporation’s Securities by Participants

The number of our common shares held by our directors, director nominees, officers, employees and each associate (as defined under Rule 14a-1(a) of the Securities Exchange Act of 1934, as amended) of these individuals as of March 8, 2013 is included above under the caption “Securities Ownership” in this Proxy Statement. Except as otherwise disclosed in this Proxy Statement, no participant or his or her associate owns any securities of National Interstate Corporation of record that such participant or associate does not own beneficially.

Information Regarding Transactions in National Interstate Corporation’s Securities by Participants

The following table provides information regarding purchases and sales of our common shares by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the two years prior to April [—], 2013, including the dates on which such shares were purchased or sold and the amount purchased or sold on such dates. Unless otherwise indicated, all transactions were conducted in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares are represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the shares.

Name	Transaction Date	Number of Shares	Transaction Description
Joseph E. (Jeff) Consolino	04/01/2011	359	Acquisition – director fees/quarterly retainer
	07/01/2011	327	Acquisition – director fees/quarterly retainer
	09/30/2011	523	Acquisition – director fees/quarterly retainer
	01/01/2012	425	Acquisition – director fees/quarterly retainer
	04/02/2012	586	Acquisition – director fees/quarterly retainer
	07/02/2012	526	Acquisition – director fees/quarterly retainer
	10/01/2012	503	Acquisition – director fees/quarterly retainer

Name	Transaction Date	Number of Shares	Transaction Description
	01/01/2013	520	Acquisition – director fees/quarterly retainer
Theodore H. Elliott, Jr.	12/31/2012	10,000	Disposition – gift
	03/08/2013	262	Disposition – open market sales
	03/11/2013	3,703	Disposition – open market sales
	03/12/2013	2,567	Disposition – open market sales
	03/14/2013	3,468	Disposition – open market sales
	03/18/2013	5,146	Disposition – open market sales
Gary J. Gruber	None	None	None
Donald D. Larson	None	None	None
David W. Michelson	01/01/2012	4,021	Disposition – surrender of shares to the company in satisfaction of tax withholding obligations on vested shares of previously granted restricted stock
	03/02/2012	575	Disposition – surrender of shares to the company in satisfaction of tax withholding obligations on vested shares of previously granted restricted stock
	11/20/2012	40,000	Acquisition – exercise of options
	11/20/2012	40,000	Acquisition – exercise of options
	12/19/2012	30,000	Disposition – open market sales
	01/01/2013	4,125	Disposition – surrender of shares to the company in satisfaction of tax withholding obligations on vested shares of previously granted restricted stock
Donald W. Schwegman	None	None	None
Keith A. Jensen	05/18/2012	699	Acquisition – open market purchases
	05/18/2012	301	Acquisition – open market purchases
Vito C. Peraino	None	None	None
Joel Schiavone	08/02/2012	1,500	Disposition – open market sales through DMB Family Limited Partnership
	08/03/2012	2,000	Disposition – open market sales through DMB Family Limited Partnership
Julie A. McGraw	02/20/2013	1,238	Acquisition – grant of restricted shares
Anthony J. Mercurio	02/20/2013	1,856	Acquisition – grant of restricted shares
Terry E. Phillips	11/08/2011	21,965	Acquisition – exercise of options
	08/06/2012	5,000	Acquisition – exercise of options
	08/06/2012	5,000	Disposition – open market sales
	08/07/2012	5,000	Acquisition – exercise of options
	08/07/2012	5,000	Disposition – open market sales
	08/08/2012	5,000	Acquisition – exercise of options
	08/08/2012	5,000	Disposition – open market sales
	08/09/2012	2,298	Acquisition – exercise of options
	08/09/2012	2,298	Disposition – open market sales
	08/10/2012	1	Acquisition – exercise of options
	08/10/2012	1	Disposition – open market sales
	08/13/2012	2,509	Acquisition – exercise of options
	08/13/2012	2,509	Disposition – open market sales
	08/14/2012	192	Acquisition – exercise of options
	08/14/2012	1,109	Acquisition – exercise of options
	08/14/2012	1,301	Disposition – open market sales
	08/21/2012	1,228	Acquisition – exercise of options
	08/21/2012	1,228	Disposition – open market sales

Name	Transaction Date	Number of Shares	Transaction Description
	08/21/2012	2,400	Acquisition – exercise of options
	08/21/2012	2,400	Disposition – open market sales
	08/28/2012	1,200	Acquisition – exercise of options
	08/28/2012	1,200	Disposition – open market sales
	09/04/2012	4,010	Acquisition – exercise of options
	09/06/2012	4,447	Disposition – open market sales pursuant to a previously adopted trading plan
	09/07/2012	3,938	Disposition – open market sales pursuant to a previously adopted trading plan
	09/10/2012	2,144	Disposition – open market sales pursuant to a previously adopted trading plan
	09/11/2012	5,703	Disposition – open market sales pursuant to a previously adopted trading plan
	09/12/2012	6,903	Disposition – open market sales pursuant to a previously adopted trading plan
	09/13/2012	6,865	Disposition – open market sales pursuant to a previously adopted trading plan
	02/20/2013	928	Acquisition – grant of restricted shares
	03/18/2013	2,800	Disposition – open market sales pursuant to a previously adopted trading plan
	03/19/2013	1,468	Disposition – open market sales pursuant to a previously adopted trading plan
	03/20/2013	3,662	Disposition – open market sales pursuant to a previously adopted trading plan
	03/21/2013	753	Disposition – open market sales pursuant to a previously adopted trading plan
	03/22/2013	4,507	Disposition – open market sales pursuant to a previously adopted trading plan
	03/25/2013	4,010	Disposition – open market sales pursuant to a previously adopted trading plan
	03/26/2013	1,817	Disposition – open market sales pursuant to a previously adopted trading plan
	03/27/2013	1,817	Disposition – open market sales pursuant to a previously adopted trading plan
Arthur J. Gonzales	None	None	None
Gary N. Monda	09/28/2011	10,000	Disposition – open market sales
	11/20/2012	7,900	Disposition – open market sales
	11/20/2012	15,500	Acquisition – exercise of options
	02/20/2013	1,238	Acquisition – grant of restricted shares

Miscellaneous Information Concerning Participants

Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, to the best of our knowledge, no participant, or any of his or her associates (as defined under Rule 14a-1(a) of the Securities Exchange Act of 1934, as amended), beneficially owns any common shares or other securities of National Interstate Corporation or any of its subsidiaries. Furthermore, except as generally described above under the captions “Certain Relationships and Related Transactions” in this Proxy Statement, to the best of our knowledge, no participant or any of his or her associates has, or has had, a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was, is or is to be a party and in which the amount involved exceeds $120,000.

To the best of our knowledge, except as described in this Appendix A or as otherwise disclosed in this Proxy Statement, including in the discussion of employment and retention agreements above under the caption “Potential Payments Upon Termination or Change in Control,” no participant, or any of his or her associates, has entered into any agreement or understanding with any person regarding any future employment by National Interstate Corporation or any of its affiliates or any future transactions to which National Interstate Corporation or any of its affiliates will or may be a party. Except as generally described above under the captions “Certain Relationships and Related Transactions” and “Potential Payments Upon Termination or Change in Control” in this Proxy Statement, to the best of our knowledge, no participant is a party to any contract, arrangement, or understanding with any person with respect to any securities of National Interstate Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Appendix A or as otherwise disclosed in this Proxy Statement, including in the discussion of employment and retention agreements and our equity compensation plans above under the caption “Potential Payments Upon Termination or Change in Control,” to the best of our knowledge, no participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

No participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

Appendix B

NATIONAL INTERSTATE CORPORATION

LONG TERM INCENTIVE PLAN

(As Amended through March 1, 2013)

1. Purpose of the Plan. The purpose of this Plan is to attract, retain and motivate directors, consultants, officers and other key employees of National Interstate Corporation (the “Company”) and its Subsidiaries and to provide to such persons incentives and rewards for superior performance and contribution. The Company previously adopted the 1998 National Interstate Corporation Stock Option Plan, as amended (the “Prior Plan”). The Company amended and restated the Prior Plan as the National Interstate Corporation Long Term Incentive Plan, as of August 5, 2004 (the “Effective Date”), with the October 18, 2004 approval of the Company’s shareholders. At that time, the Plan replaced and superseded the Prior Plan, provided that awards granted thereunder prior to the Effective Date continued in accordance with their terms. The Plan was amended effective March 16, 2009, to comply with the performance-based compensation exception to Section 162(m) of the Internal Revenue Code of 1986, as amended. The Company’s Board of Directors, has approved an amendment to the Plan to be effective March 1, 2013, subject to shareholder approval, to increase to the number of shares available for issuance under the Plan by 500,000.

2. Definitions. Capitalized terms used herein shall have the meanings assigned to such terms in this Section 2.

“Applicable Laws” means the requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Shares are listed or quoted and the applicable laws of any other country or jurisdiction where awards are granted under the Plan.

“Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and shall include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

“Board” means the Board of Directors of the Company.

“Change in Control” means any of the following events:

(i) Any person or group of persons acting together (with or without the approval of the Board) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of Directors (collectively, the “Company Voting Securities”); provided that, if any such person’s or persons’ beneficial ownership of the Company Voting Securities reaches or exceeds thirty percent (30%) as a result of a transaction described in paragraph (c)(i) below, and such person or persons subsequently acquire beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such person or persons to own thirty percent (30%) or more of the Company Voting Securities; and provided, further, that if at least a majority of the Board determines in good faith that such person or persons have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the Company Voting Securities inadvertently, and such person or persons divests as promptly as practicable a sufficient number of shares so that such person or persons beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than thirty percent (30%) of the Company Voting Securities, then no Change in Control shall have occurred as a result of such acquisition. Except that, for the purpose of this paragraph:

(a) Beneficial ownership of thirty percent (30%) or more of the combined voting power of the Company Voting Securities by any of (x) the Company or any of its Subsidiaries, (y) a trustee or other fiduciary holding securities under an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or (z) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company Voting Securities shall be ignored;

(b) Notwithstanding the foregoing, beneficial ownership, directly or indirectly, of Company Voting Securities by Great American Insurance Company (“GAIC”) and any person acting together with GAIC shall not trigger a Change in Control under this definition unless and until GAIC (alone or together with such person(s)) beneficially owns, directly or indirectly, sixty-six and two thirds percent (66 2/3%) or more of the combined voting power of the Company Voting Securities; and

(c) The following acquisitions shall not be a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any person or group of persons pursuant to a transaction that complies with the provisions of paragraph (ii)(A), (B) and (C) below.

(ii) The stockholders of the Company approve a definitive agreement of reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, acquisition of assets of another entity, or any similar transaction with any other entity (collectively, a “Business Combination”) or, if the consummation of such Business Combination is subject, at the time of such approval by the stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination, of the Company Voting Securities, (B) no person or group of persons acting together (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding common shares of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination are Continuing Directors;

(iii) Continuing Directors cease to constitute at least a majority of the Directors; or

(iv) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee described in Section 16 of the Plan.

“Common Shares” means shares of common stock, par value $0.01, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

“Company” has the meaning given such term in Section 1 of the Plan.

“Continuing Director” means any Director who either (i) was a Director on the Effective Date, or (ii) becomes a Director after the Effective Date and: (A) whose appointment or election was duly approved by the vote of a majority of the Continuing Directors who were Directors at the time of the appointment or election; or (B) whose nomination for election by the Company’s stockholders was included in the Company’s proxy statement in which such individual was named as one of the Company’s Director nominees where such proxy statement was approved by a majority of the Continuing Directors who were Directors at the time of the nomination.

“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Units or Performance Shares or a grant or sale of Restricted Shares or Deferred Shares, or awards granted under Section 10 shall become effective.

“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 8 of this Plan.

“Deferred Shares” means an award made pursuant to Section 8 or Section 9 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.

“Director” means a member of the Board of Directors of the Company.

“Effective Date” has the meaning given such term in Section 1 of the Plan.

“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of the Option Rights, Appreciation Rights, Performance Units, Performance Shares, Restricted Shares, Deferred Shares, or awards granted under Section 10. An Evidence of Award may be in an electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or a Participant.

“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision. For purposes of clarity, Incentive Stock Options may only be granted to officers and other key employees of the Company and its Subsidiaries.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Units or Performance Shares or, when so determined by the Committee, Option Rights, Appreciation Rights and Restricted Shares pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria: revenues, earnings from operations, earnings from underwriting activities, earnings from investment activities, earnings before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to stockholders earnings before or after interest, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Management Objectives may be stated as a combination of the listed factors. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances (including those events and circumstances described in Section 12 of this Plan) render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee to the extent that such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

“Market Value per Share” means, as of any particular date, (i) the closing sale price per Common Share as reported on the principal exchange on which Common Shares are then trading, if any, or if applicable the Nasdaq National Market System, or if there are no sales on such day, on the next preceding trading day during which a sale occurred, or (ii) if clause (i) does not apply, the fair market value of a Common Share as determined by the Committee.

“Non-Employee Director” means a Director who is not an employee of the Company or any Subsidiary.

“Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time a consultant, an officer, or other key employee of the Company or any of its Subsidiaries, or who has agreed to commence serving in any such capacities within 90 days of the Date of Grant, and shall also include each Non-Employee Director who receives an award of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares or any awards under Section 10.

“Performance Period” means, in respect of a Performance Unit or Performance Share, a period of time established pursuant to Section 6 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 6 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 6 of this Plan.

“Plan” means this National Interstate Corporation Long Term Incentive Plan, as amended from time to time.

“Prior Plan” has the meaning given such term in Section 1 of the Plan.

“Restricted Shares” means Common Shares granted or sold pursuant to Section 7 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 7 has expired.

“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the per share Option Price or per share Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

“Subsidiary” means a corporation, company or other entity which is designated by the Committee and in which the Company has a direct or indirect ownership or other equity interest, provided, however, that (i) for purposes of determining whether any person may be a Participant with respect to any grant of Incentive Stock Options, the term “Subsidiary” has the meaning given to such term in Section 424 of the Code, as interpreted by the regulations thereunder and applicable law; and (ii) for purposes of determining whether any person may be a Participant with respect to any grant of Option Rights or Appreciation Rights that are intended to be exempt from Section 409A of the Code, the term “Subsidiary” means any corporation, company or other entity as to which the Company is an “eligible issuer of service recipient stock” (within the meaning of 409A of the Code).

“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

3. Shares Available Under the Plan.

a. Subject to adjustment as provided in Section 3(b) and Section 12 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights (other than Option Rights granted prior to the Effective Date under the Prior Plan) or Appreciation Rights, (ii) as Restricted Shares, (iii) in payment of Deferred Shares, (iv) in payment of Performance Units or Performance Shares that have been earned, (v) as awards to Non-Employee Directors, (vi) in payment of awards granted under Section 10 of the Plan or (vii) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 1,421,200 Common Shares, plus any shares described in Section 3(b). Notwithstanding the preceding sentence, but subject to adjustment as provided in Section 12 of this Plan, the number of Common Shares that may be issued or transferred upon the exercise of Option Rights granted prior to the Effective Date under the Prior Plan may not exceed 888,000 Common Shares, provided, however, that the number of shares specified in this sentence shall not be subject to Section 3(b). Such shares may be shares of original issuance, treasury shares or a combination of the foregoing.

b. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in the number of Common Shares available in Section 3(a) above or otherwise specified in the Plan or in any award granted hereunder if the number of Common Shares actually delivered differs from the number of Common Shares previously counted in connection with an award. Common Shares subject to an award that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of Common Shares to the Participant will again be available for awards, and Common Shares withheld in payment of the exercise price or taxes relating to an award and Common Shares equal to the number surrendered in payment of any exercise price or taxes relating to an award shall be deemed to constitute Common Shares not delivered to the Participant and shall be deemed to again be available for awards under the Plan. This Section 3(b) shall apply to the number of Common Shares reserved and available for Incentive Stock Options only to the extent consistent with applicable Treasury regulations relating to Incentive Stock Options under the Code.

c. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 12 of this Plan, following the Effective Date (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 1,421,200 Common Shares; (ii) no Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 115,200 Common Shares during any calendar year; and (iii) no Non-Employee Director shall be granted Option Rights, Appreciation Rights, Restricted Shares and Deferred Shares, in the aggregate, for more than 69,000 Common Shares during any calendar year.

d. Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive an award of (i) Performance Shares, Restricted Shares specifying Management Objectives, or awards granted under Section 10 of the Plan specifying Management Objectives, in the aggregate, for more than 69,000 Common Shares or (ii) Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $375,000.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

a. Each grant shall specify the number of Common Shares to which it pertains, subject to adjustments as provided in Section 12 of this Plan.

b. Each grant shall specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

c. Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) with the approval of the Committee, by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, or (iii) by a combination of such methods of payment.

d. To the extent permitted by law, any grant may provide for (i) deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates; (ii) payment of the Option Price, at the election of the Optionee, in installments, with or without interest, upon terms determined by the Committee; or (iii) any combination of such methods.

e. Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

f. Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control, retirement, death or disability of the Optionee or other similar transaction or event as approved by the Committee.

g. Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

h. Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.

i. The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

j. No Option Right shall be exercisable more than 10 years from the Date of Grant.

k. Each grant of Option Rights shall be evidenced by an Evidence of Award which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve.

l. The Committee may, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis or may provide that such equivalents shall be credited against the Option Price.

5. Appreciation Rights.

a. The Committee may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right shall be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

b. Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii) Each grant shall specify the period or periods of continuous service by the Employee with the Company or any Subsidiary that is necessary before the Appreciation Right or installments thereof will become exercisable and may provide for the earlier exercise of such Appreciation Rights in the event of a Change in Control, retirement, death or disability of the Employee or other similar transaction or event as approved by the Committee.

(iv) Each grant of an Appreciation Right shall be evidenced by an Evidence of Award, which shall describe such Appreciation Right, identify any related Option Right, state that such Appreciation Right is subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve.

(v) Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis.

c. Any grant of Tandem Appreciation Rights shall provide that such Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

d. Regarding Free-Standing Appreciation Rights only:

(i) Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall not be less than the Market Value per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

e. Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition to exercise such rights.

6. Performance Units and Performance Shares. The Committee may also authorize the granting to Participants of Performance Units and Performance Shares that will become payable (or payable early) to a Participant upon achievement of specified Management Objectives. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

a. Each grant shall specify the number of Performance Units or Performance Shares to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

b. The Performance Period with respect to each Performance Unit or Performance Share shall be such period of time commencing with the Date of Grant as shall be determined by the Committee at the time of grant.

c. Any grant of Performance Units or Performance Shares shall specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Units or Performance Shares that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Performance Units or Performance Shares shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Committee must determine that the Management Objectives have been satisfied.

d. Each grant shall specify the time and manner of payment of Performance Units or Performance Shares that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company to the Participant in cash, in Common Shares or in any combination thereof, and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

e. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

f. Each grant of Performance Units or Performance Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve.

g. The Committee may, at or after the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

7. Restricted Shares. The Committee may also authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

a. Each such grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

b. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.

c. Each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture in the event of a Change in Control, retirement, or death or disability of the Employee or other similar transaction or event as approved by the Committee.

d. Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

e. Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

f. Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

g. Each grant or sale of Restricted Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

8. Deferred Shares. The Committee may also authorize the grant or sale of Deferred Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

a. Each such grant or sale shall constitute the agreement by the Company to deliver Common Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Committee may specify.

b. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

c. Each such grant or sale shall be subject to a Deferral Period as determined by the Committee at the Date of Grant, and may provide for the earlier lapse or other modification of such Deferral Period in the event of a Change in Control, retirement, or death or disability of the Employee or other similar transaction or event as approved by the Committee.

d. During the Deferral Period, the Participant shall have no right to transfer any rights under his or her award and shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

e. Each grant or sale of Deferred Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve.

9. Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the grant to Non-Employee Directors of Option Rights under Section 4, Appreciation Rights under Section 5, Restricted Shares under Section 7, Deferred Shares under Section 8, other awards under Section 10, or any combination of the foregoing.

10. Other Awards.

a. The Committee is authorized, subject to limitations under applicable law, to grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of, the Company. The Committee shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Committee shall determine.

b. Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of the Plan.

c. The Committee is authorized to grant Common Shares as a bonus, or to grant Common Shares or other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

11. Transferability.

a. Except as otherwise determined by the Committee, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

b. The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Units or Performance Shares or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of this Plan, shall be subject to further restrictions on transfer.

12. Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Performance Shares, Deferred Shares and share-based awards described in Section 10 of the Plan granted hereunder, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, including the share split that is contemplated to be effective prior to the Company’s proposed initial public offering (if any), or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c)(i) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify. In no event shall any adjustment be required under this Section 12 if the Committee determines that such action could cause an award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Section 409A in respect of an outstanding award.

13. Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

14. Withholding Taxes. The Company shall have the right to deduct from any payment under this Plan an amount equal to the federal, state, local, foreign and other taxes which in the opinion of the Company are required to be withheld by it with respect to such payment and to the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit pursuant to procedures adopted by the Committee from time to time.

15. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

16. Administration of the Plan.

a. This Plan shall be administered by the Compensation Committee of the Board. A majority of the Committee shall constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee. The Board may perform any function of the Committee hereunder, and the Board shall perform all functions of the Committee with respect to any award for a Non-Employee Director, in which case the term “Committee” shall refer to the Board.

b. The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Units, Performance Shares or any awards granted under Section 10 of the Plan and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

17. Amendments and Other Matters.

a. The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq National Market System or, if the Common Shares are not traded on the Nasdaq National Market System, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment thereof for stockholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without stockholder approval. Without limiting the generality of the foregoing, the Board of Directors may amend this Plan to eliminate provisions which are no longer necessary as a result in changes in tax or securities laws or regulations, or in the interpretation thereof.

b. Except as otherwise expressly provided in Section 19 hereof, the Committee shall not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price. Furthermore, no Option Right or Appreciation Right shall be cancelled and replaced with awards having a lower Option Price or Base Price, respectively, without further approval of the stockholders of the Company. This Section 17(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and shall not be construed to prohibit the adjustments provided for in Section 12 of this Plan.

c. The Committee also may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

d. The Committee may condition the grant of any award or combination of awards authorized under this Plan on the deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

e. In case of a Change in Control of the Company, or in the case of a termination of employment of a Participant by reason of death, disability or normal or early retirement, or in the case of hardship of a Participant or other special circumstances, the Committee may, in its sole discretion, accelerate the time at which any Option Right or Appreciation Right may be exercised or the time when a Performance Unit or Performance Share shall be deemed to have been fully earned or the time when a substantial risk of forfeiture or prohibition on transfer of Restricted Shares shall lapse or the time when a Deferral Period shall end. In addition, the Committee may, in its sole discretion, modify any Option Right or Appreciation Right to extend the period following termination of a Participant’s employment to the Company or any Subsidiary during which such award will remain outstanding and be exercisable, provided that no such extension shall result in any award being exercisable more than ten years after the Date of Grant.

f. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

g. To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

h. Subject to Section 20, this Plan shall continue in effect until the date on which all Common Shares available for issuance or transfer under this Plan have been issued or transferred and the Company has no further obligation hereunder.

i. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

j. This Plan and each Evidence of Award shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

k. If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

18. Applicable Laws. The obligations of the Company with respect to awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required.

19. Prior Plan. Option Rights and dividend equivalents granted prior to the Effective Date under the Prior Plan shall be subject to the limitations contained in the following provisions:

a. Unless and until forfeited, cancelled or terminated, and except as otherwise provided in this Section 19, each Option Right will become exercisable to the extent of one-fifth of the Common Shares specified in the Evidence of Award on December 31 of the year in which occurs the Date of Grant and on each of the first four anniversaries of such December 31. A Participant’s Option Rights shall be forfeited (to the extent they have not become exercisable pursuant to the preceding sentence), if he or she ceases to be continuously employed by the Company and its Subsidiaries for any reason.

b. A Participant’s Option Rights and related dividend equivalents will terminate on the earliest of the following dates: (i) sixty days following the date of the Participant’s termination of employment with the Company and its Subsidiaries for any reason; or (ii) ten years from the Date of Grant. Any dividend equivalents also shall terminate upon the exercise, forfeiture or cancellation of the related Option Rights.

c. Any dividend equivalents shall be credited against the Option Price with respect to unvested Option Rights and shall be paid in cash with respect to vested Option Rights.

d. Notwithstanding anything contained in this Plan to the contrary: (i) with respect to Option Rights granted under the Prior Plan before January 1, 2004, the Company, in its sole discretion, may at any time require Participants to exercise all vested Option Rights, all unvested Option Rights, or both, and the Option Price of such Option Rights shall be reduced by 25%; and (ii) with respect to Option Rights granted under the Prior Plan on or after January 1, 2004, the Company, in its sole discretion, may at any time require Participants to exercise all vested Option Rights (without a reduction in the Option Price) and forfeit all unvested Option Rights.

20. Termination. No grant shall be made under this Plan more than 10 years after the date on which this amended Plan is approved by the Board of Directors of the Company, but all grants effective on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

21. Compliance with Section 409A of the Code. Awards granted under this Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Evidence of Award shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Evidence of Award (unless the Evidence of Award provides otherwise with specific reference to this Section), an award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Although the Company intends to administer the Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the Plan. Any reference in this Plan to Section 409A of the Code will also include the applicable proposed, temporary or final regulations, or any other guidance, issued with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

3250 Interstate Drive • Richfield, Ohio 44286

www.nationalinterstate.com

Preliminary Copy, Subject to Completion

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR the election of all the nominees listed in Proposal 1 as director and FOR Proposals 2, 3 and 4.

1.	Election of Class I Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Joseph E. (Jeff) Consolino	☐	☐	02 - Theodore H. Elliott, Jr.	☐	☐	03 - Gary J. Gruber	☐	☐

	04 - Donald D. Larson	☐	☐	05 - David W. Michelson	☐	☐	06 - Donald W. Schwegman	☐	☐

☐ Unless otherwise specified on the reverse side, this proxy authorizes the proxy holders to cumulate the votes that the undersigned is entitled to cast at the Annual Meeting of Shareholders. To specify different directions with respect to cumulative voting, including withholding authority to cumulate votes with respect to one or more nominees, mark the adjacent box and write your instructions on the reverse side.

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2013.	☐	☐	☐	3.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐

4.	Approval of Amendment to our Long Term Incentive Plan to increase the number of shares reserved for issuance under the plan.	☐	☐	☐	5.	In their discretion, to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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PROXY — NATIONAL INTERSTATE CORPORATION

This WHITE proxy card is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 2, 2013.

The undersigned hereby appoints Julie A. McGraw and Arthur J. Gonzales, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of National Interstate Corporation held of record by the undersigned as of close of business on March 8, 2013, at the Annual Meeting of Shareholders to be held on May 2, 2013 at 9:00 A.M., or any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Corporation). Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated April [—], 2013 is hereby acknowledged. This proxy revokes all prior proxies given by the undersigned.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote FOR the nominees described in Proposal 1 and FOR Proposals 2, 3 and 4. If cumulative voting is invoked, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. If voting for the election of directors is cumulative, the proxy holders will vote the shares represented by this proxy in such manner so as to elect as many of the nominees named on the reverse side as possible. The shares represented by this proxy will not be cumulated with respect to any nominee for whom the authority to vote has been withheld. In accordance with their judgment, the proxy holders, and each of them, are authorized to vote upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Cumulative Voting Instructions (Mark the corresponding box on the reverse side)

(if you noted cumulative voting instructions above, please check the corresponding box on the reverse side)

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE - NO POSTAGE NECESSARY